Exhibit 2.1

DATE: April 8 2025
AGREEMENT FOR THE SALE AND PURCHASE OF THE ENTIRE ISSUED SHARE CAPITAL and Loan Notes OF Wattbike (Holdings) Limited

Among

(1) THE PERSONS
whose names are set out in Part 1 of Schedule 1
(as Shareholders)

and

(2) THE PERSONS
whose names are set out in Part 2 of Schedule 1
(as Loan Note Holders)

and

(3) INTERACTIVE STRENGTH INC
(as Buyer)

Table of Contents

1.	Definitions and Interpretation	3
2.	Agreement for sale of Shares	13
3.	Agreement for sale of Loan Notes	13
4.	FCA Condition	14
5.	Consideration	14
6.	Exchange	15
7.	Period Before Completion	15
8.	Budget and break fee	16
9.	Completion and stockholder approval	17
10.	Releases and waiver of rights	18
11.	Warranties	19
12.	Buyer Warranties	20
13.	Taxation	21
14.	Lost certificate indemnities	21
15.	Payments	21
16.	Further Assurance	21
17.	Assignment	22
18.	Announcements and Confidentiality	22
19.	Costs	23
20.	Set off	24
21.	The Minority Sellers’ Representative	24
22.	Notices	25
23.	Third Party Rights	27
24.	Waiver and Variation	27
25.	Severance and Independent Advice	27
26.	Cumulative Rights	28
27.	Several Liability	28
28.	Counterparts	28
29.	Entire Agreement and Fraud	28
30.	Applicable Law and Jurisdiction	28
Schedule 1 Shareholders and Loan Note Holders		29
Part 1 Shareholders		29

Agreed form documents

Budget

Certificate of Designation (to be delivered at Completion)

Deed of release for the Piper Security Documents

Director resignation letters

Financial Projections

Funds Flow

Hilco CofC Consent

Press release

Transfer Agent Instruction (to be delivered at Completion)

THIS AGREEMENT is made as a deed on April 8 2025

BETWEEN:

(1) THE PERSONS whose names and addresses are set out in column (A) of Part 1 of Schedule 1 (together “Shareholders” and each a “Shareholder”);

(2) THE PERSONS whose names and addresses are set out in column (A) of Part 2 of Schedule 1 (together “Loan Note Holders” and each a “Loan Note Holder”);

(3) Stephen Loftus of Fairviews, Bell Lane, Ellisfield, Hampshire, RG25 2QD and Pete Lay of Ashby Cottage, High Street, Weston Underwood, Buckinghamshire, MK46 5JS; and

(4) INTERACTIVE STRENGTH INC, a corporation established under the laws of Delaware (registered number 6404738), the registered office of which is at 1005 Congress Avenue, Suite 925, Austin, TX 78701 (“Buyer”).

RECITALS:

(A) The Company is a private company limited by shares. Further details about the Company are set out in Part 1 of Schedule 2.

(B) The Shareholders wish to sell and the Buyer wishes to buy all of the issued share capital of the Company on the terms of this Agreement.

(C) The Loan Note Holders wish to sell and the Buyer wishes to buy all of the Loan Notes on the terms of this Agreement.

(D) The Warrantors are entering into this Agreement to provide certain undertakings, warranties and covenants to the Buyer in respect of the Group and its operation between Exchange and Completion.

IT IS AGREED as follows:

1. Definitions and Interpretation

1.1 In this Agreement, the following words and expressions have the following meanings unless the context requires otherwise:

“Accounts” means the accounts of each Group Company together with the group accounts for the Company and its subsidiary undertakings, in each case for the financial year ended on the Accounts Date;

“Accounts Date” means 30 September 2024;

“Action” means any claim, action, suit, litigation, proceeding (administrative or otherwise) or governmental investigation of any nature;

“Additional Consideration” means the FY26 Additional Consideration and the FY27 Additional Consideration;

“Additional Consideration Payment Date” means the FY26 Additional Consideration Payment Date and the FY27 Additional Consideration Date;

“Additional Consideration Shares” means the FY26 Additional Consideration Shares and the FY27 Additional Consideration Shares;

“Associate” means (a) in relation to an individual, any person who at any relevant time is connected with that individual within the meaning of sections 1122 to 1124 Corporation Tax Act 2010 and (b) in relation to an undertaking, any group undertaking of that undertaking at any relevant time;

“Assurance” means any indemnity, guarantee, security agreement or similar commitment or agreement;

“Authority” means any person exercising statutory, regulatory or legal oversight, including any governmental, quasi-governmental, administrative, regulatory, law-enforcement, judicial, arbitration or other body, authority, department, court, tribunal or agency of competent authority in any relevant jurisdiction;

“Board” means the board of directors of the Company;

“Borrowings” means, in relation to a Group Company, all financial indebtedness and amounts in the nature of financial indebtedness, owed by that Group Company including:

(a) the amount of any obligation under any indemnity, guarantee or similar commitment given in respect of any obligation of a person (other than another Group Company) in relation to any financial indebtedness;

(b) interest (or similar amounts) accrued in respect of the matters referred to in this definition, including any increased amount of interest (or similar) payable by reference to any obligation to deduct or withhold Tax; and

(c) any premium, fees, costs and expenses (including prepayment fees, penalties and break costs) paid or payable in connection with the termination, release, discharge or repayment of facilities, borrowings or other indebtedness referred to in this definition;

and references in this Agreement to “repayment” of any Borrowings means the taking of any action necessary to eliminate the liability of that Group Company for such financial indebtedness or amounts in the nature of financial indebtedness, and any related words or phrases shall be construed accordingly;

“Budget” means the expenses budget for the Group for the period between the date of this Agreement and the 31 December 2026 set out in the tab titled “SPA Table” of the excel titled “Pedal Budget (4Apr25) v.2.0”, in the agreed form and as amended from time to time with the prior written consent of the Buyer;

“Business Day” means a day that is not a Saturday or Sunday or a public holiday and on which banks are open for business in England and The United States of America and “Business Hours” means the hours of 9.00am to 5.00pm on a Business Day;

“Buyer Documents” has the meaning set out in paragraph .2.1 of Part 3 of Schedule 5;

“Buyer’s Group” means the Buyer and its group undertakings at the relevant time (and following Completion shall, for the avoidance of doubt, include the Group) in each case for the time being and member of the Buyer’s Group shall be construed accordingly;

“Buyer’s Solicitors” means CMS Cameron McKenna Nabarro Olswang LLP of Cannon Place, 78 Cannon Street, London EC4N 6AF;

“Buyer Warranties” means the warranties set out in Part 3 of Schedule 5;

“Certificate of Designation” means the certificate of designation of series E convertible preferred stock of the Buyer, in the agreed form;

“Claim” means any Warranty Claim (excluding a Key Warranty Claim) or Tax Claim;

“Common Stock” means common stock of the Buyer with a par value of $0.0001 per share;

“Company” means Wattbike Holdings Limited, a private company limited by shares incorporated in England and Wales with registered number 07410965;

“Company’s Solicitors” means Pinsent Masons LLP of 30 Crown Pl, Earl St, London EC2A 4ES;

“Completion” means completion of the sale and purchase of all the Shares and Loan Notes in accordance with this Agreement;

“Completion Date” has the meaning given in clause 9.1;

“Compliance Certificate” has the meaning set out in paragraph 2.2.3 of Schedule 4;

“Consideration” means the Initial Consideration and the Additional Consideration;

“Conversion Date” means:

(a) if the FCA CoC Consent is provided to the Company prior to the Initial Long-stop Date, 30 June 2026; and

(b) if the FCA CoC Consent is not provided to the Company prior to the Initial Long-stop Date, the date falling 12 months after the Completion Date;

“Disclosed” means fairly and specifically disclosed in the Disclosure Letter with sufficient detail to enable the Buyer to identify clearly and accurately the nature, scope and effect of the matter disclosed;

“Disclosure Letter” means the disclosure letter from the Warrantors to the Buyer, dated with the date of this Agreement;

“Encumbrance” means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, retention of title arrangement or other right, interest or claim of any kind, in favour of any person (in each case whether actual or contingent), including an unpaid vendor’s lien, and any agreement to create any of the above;

“Exchange” means exchange of this Agreement in accordance with clause 6;

“FCA” means the Financial Conduct Authority in the United Kingdom;

“FCA CoC Consent” means written consent from the FCA to the change of control of Wattbike Limited on Completion pursuant to the terms of its authorisation from the FCA to carry out consumer credit activities;

“FCA Condition” means:

(a) receipt by the Company of the FCA CoC Consent; or

(b) if the FCA CoC Consent is not provided to the Company prior to the Initial Long-stop Date, receipt by the Company of written confirmation from the FCA that the Wattbike Limited’s authorisation from the FCA to carry out consumer credit activities has been cancelled;

“Final Long-stop Date” means 30 September 2026;

“Financial Projections” means the financial projections in relation to the Group set out in the tab titled “Summary by month” of the excel titled “Pedal Budget (4Apr25) v.2.0”, in the agreed form;

“FY26” means the period commencing 1 October 2025 and ending 30 September 2026;

“FY26 Statements” means the quarterly statements for FY26 prepared by the Buyer setting out the Wattbike Revenue for the quarter in question and produced: (i) in respect of the Group, in accordance with UK GAAP; and (ii) in respect of any other member of the Buyer’s Group, in accordance with US GAAP,;

“FY26 Additional Consideration” means the consideration payable by the Buyer for the Loan Notes on the FY26 Additional Consideration Payment Date (calculated (i) in accordance with paragraph 1.1 of Schedule 9 and, following such calculation, (ii) allocated to the Loan Noteholders in accordance with the Funds Flow);

“FY26 Additional Consideration Shares” means the Common Stock in the capital of the Buyer with $0.0001 par value per share with an aggregate value of an amount equal to the FY26 Additional Consideration calculated using the Prevailing Market Price on the FY26 Additional Consideration Payment Date;

“FY26 Additional Consideration Payment Date” means 31 December 2026;

“FY26 Revenues” means the Wattbike Revenue for FY26 as derived from the FY26 Statements;

“FY27” means the period commencing 1 October 2026 and ending 30 September 2027;

“FY27 Statements” means the quarterly statements for FY27 prepared by the Buyer setting out the Wattbike Revenue for the quarter in question and produced: (i) in respect of the Group, in accordance with UK GAAP; and (ii) in respect of any other member of the Buyer’s Group, in accordance with US GAAP;

“FY27 Additional Consideration” means the additional consideration payable by the Buyer for the Loan Notes (if any) on the FY27 Additional Consideration Payment Date (calculated (i) in accordance with paragraph 1.2 of Schedule 9 and, following such calculation, (ii) allocated to the Loan Noteholders in accordance with the Funds Flow);

“FY27 Additional Consideration Payment Date” means 31 December 2027;

“FY27 Additional Consideration Shares” means the Common Stock in the capital of the Buyer with $0.0001 par value per share with an aggregate value of an amount equal to the FY27 Additional Consideration calculated using the Prevailing Market Price on the FY27 Additional Consideration Payment Date;

“FY27 Revenues” means Wattbike Revenue for FY27 as derived from the FY27 Statements;

“Funds Flow” means the excel funds flow (in the agreed form), which shall be updated by the Buyer, Piper and the Seller’s Representative following the confirmation of the amount(s) (if any) of the FY26 Additional Consideration and the FY27 Additional Consideration payable to the Loan Note Holders in accordance with this Agreement;

“General Warranties” means the Warranties set out in Part 2 of Schedule 5;

“General Warranty Claim” means a claim for breach of any of the General Warranties;

“Group” means the Company and each of the Subsidiaries, and “Group Company” means any one of them;

“Governmental Authority” means the United States, any state, any court or tribunal or any department, bureau, or division thereof, arbitrator or arbitral body, court-appointed mediator, administrative or regulatory agency, public authority, board, commission, authority, or other instrumentality of any state or the United States, any other country or any domestic or foreign state, province, county, city or other political subdivision, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government. For the avoidance of doubt, no securities exchange shall be considered a Governmental Authority;

“Hilco” means HUK 134 Limited, a private company limited by shares incorporated in England and Wales with registered number 14998899;

“Hilco CofC Consent” means written notice from Hilco that it has consented to the Transaction as at the Completion Date pursuant to (i) clause 6 of the Hilco Facility, and (ii) clause 7.2.4 of the Intercreditor Deed, in the agreed form;

“Hilco Facility” means a working capital facility agreement dated 11 October 2023 between Hilco and Wattbike Limited and Wattbike IP Limited;

“Hilco Security Documents” means:

(a) the composite guarantee and debenture entered into between: (i) the Company, Wattbike Limited and Wattbike IP Limited (as chargors); and (ii) HUK 134 Limited (as chargee) dated 11 October 2023;

(b) the guarantee entered into between Wattbike, Inc. (as guarantor) and HUK 134 Limited dated 26 October 2023;

“Initial Consideration” means the consideration payable by the Buyer for the Loan Notes on Completion to be satisfied by the Buyer allotting and issuing the Initial Consideration Shares.

“Initial Consideration Shares” means the Preferred Stock in the capital of the Buyer with $0.0001 par value per share that will convert into Common Stock in the capital of the Buyer with $0.0001 par value per share on the Conversion Date (in accordance with the terms of the Certificate of Designation) and to be issued to each Loan Note Holder on Completion pursuant to clause 5.3;

“Insolvency Event” means either the Company or a Subsidiary has an administrator or receiver appointed over any of its assets or undertaking or passes a resolution for winding up or a court makes an order to that effect;

“Insolvency Proceedings” means any insolvency, pre-insolvency, creditor protection, or insolvency related actions, events, processes or proceedings, whether in or out of court, including the following (and any proceedings or steps leading to any of the following): any form of bankruptcy, liquidation, administration, receivership, voluntary arrangement, scheme of arrangement, restructuring plan or compromise or arrangement or scheme with creditors, moratorium, stay or limitation of creditors’ rights, interim or provisional supervision by a court or court appointee, winding up or striking off, or any distress, execution, commercial rent arrears recovery or other process levied or exercised; or any similar actions, events, processes or proceedings in any jurisdiction outside England and Wales;

“Intercreditor Deed” means the intercreditor deed dated 11 October 2023 between, amongst others, (1) Hilco, (2) Piper VI GP LLP as loan note security trustee, and (3) Wattbike Limited as client;

“Investigation” means any investigation, inquiry or enforcement proceedings by or process of any Authority (whether criminal or otherwise) in any jurisdiction;

“Key Warranties” means the Warranties set out in Part 1 of Schedule 5;

“Key Warranty Claim” means a claim for breach of any of the Key Warranties;

“Leases” means the leases listed in Schedule 7;

“Liability” means the amount finally agreed or determined to be payable by the Warrantors to the Buyer in respect of a Claim pursuant to:

(a) an order of a court of competent jurisdiction;

(b) in the case of a Tax Claim, a decision by the relevant Tax Authority; or

(c) a settlement of the Claim agreed between the parties to the Claim.

“Licence In” means a licence of Intellectual Property which has been granted to any Group
Company;

“Licence Out” means a licence of Intellectual Property which has been granted by any Group
Company to any third party including any other Group Company;

“Loan Note Instruments” means:

(a) the loan note instrument dated 16 December 2020 constituting £8,000,000 stepped rate secured loan notes / payment in kind notes 2028 of the Company;

(b) the loan note instrument dated 29 September 2022 constituting £1,000,000 stepped rate secured convertible loan notes 2023 of the Company;

(c) the loan note instrument dated 13 March 2023 constituting £1,081,000 fixed rate (10%) secured loan notes / payment in kind notes 2028 of the Company;

(d) the loan note instrument dated 30 March 2023 constituting £1,090,010.64 fixed rate (25%) secured loan notes 2028 of the Company; and

(e) the loan note instrument dated 19 March 2024 constituting £1,500,000 fixed rate (25%) secured loan notes / payment in kind notes 2025 of the Company;

“Loan Notes” means the secured loan notes of the Company constituted by the Loan Note Instruments;

“Initial Long-stop Date” means 5.00pm on 31 July 2025 or such other date as is determined by the Buyer (at its sole discretion) and communicated to the Obligors in writing prior to the expiry of the Initial Long-stop Date (provided that such other date cannot be on or after the Final Long-stop Date);

“Losses” means in relation to any matter, all liabilities (whether actual or contingent), losses, claims, reasonable and properly incurred costs (including professional costs), fees and expenses and including any VAT on the same (except to the extent recoverable as input VAT), relating to that matter, and any amounts paid or payable in relation to that matter either pursuant to an order or judgment of any court, tribunal or other Authority, or pursuant to any settlement or agreement between the relevant parties to the matter;

“Management Accounts” means the unaudited consolidated management accounts of the Company and the Subsidiaries comprising a balance sheet as at the Management Accounts Date and a profit and loss account for the period which began on 30 September 2024 and ended on the Management Accounts Date;

“Management Accounts Date” means 31 January 2025;

“Material Contract” has the meaning given in paragraph 4.1 of Part 2 of Schedule 5;

“Minority Sellers” means the Sellers other than the Minority Sellers’ Representative and Piper;

“Minority Sellers’ Representative” means Charles Edward Seager Green or any other Seller appointed as a replacement in accordance with clause 21.3;

“Obligors” means

(a) Charles Edward Seager Green;

(b) Dusan Adamovic;

(c) Piper; and

(d) the Warrantors.

“Permit” means any permit, licence, certificate, registration, approval, consent, authorisation or similar permission;

“Person” means a natural person, general partnership, limited partnership, corporation, limited liability company, trust, unincorporated association, joint venture, Governmental Authority, organization or any other legal entity;

“Piper” means collectively Piper Nominees IV Limited and Piper Investment IV Limited;

“Piper Security Documents” means:

(a) the guarantee and debenture entered into between the Chargors (as defined therein) and Piper VI GP LLP (as security trustee) dated 16 December 2020;

(b) the guarantee and debenture entered into between the Chargors (as defined therein) and Piper VI GP LLP (as security trustee) dated 26 August 2020;

(c) the security confirmation deed entered into between the Chargors (as defined therein) and Piper VI GP LLP (as security trustee) dated 13 March 2023; and

(d) the security confirmation deed entered into between the Chargors (as defined therein) and Piper VI GP LLP (as security trustee) dated 19 March 2024;

“Preferred Stock” means the Series E Preferred Stock further details of which are set out in the Certificate of Designation;

“Prevailing Market Price” means the 20-day volume weighted average price of the Common Stock in the capital of the Buyer with $0.0001 par value per share;

“Proceedings” means any litigation, arbitration, mediation, conciliation, expert determination, adjudication, dispute resolution, or criminal, regulatory or administrative process or proceedings in any jurisdiction;

“Properties” means the leasehold properties demised by the Leases and a reference to a “Property” is a reference to any one of them;

“PSC” means, in relation to an undertaking to which part 21A Companies Act 2006 applies, a registrable person or registrable relevant legal entity of that undertaking within the meaning of section 790C Companies Act 2006;

“Purchase Price” means the aggregate purchase price for the Shares and Loan Notes as set out in clause 5.1 and clause 5.2;

“Relevant Loan Notes” means the Loan Notes held by a Loan Note Holder as set out against that Loan Note Holder’s name in column (B) of Part 2 of Schedule 1;

“Relevant Shares” means the Shares held by a Shareholder as set out against that Shareholder’s name in column (B) of Part 1 of Schedule 1;

ADVANCE \l 0 \* MERGEFORMAT ADVANCE \r 0 \* MERGEFORMAT “Relief” has the meaning given in Part 1 of Schedule 6;

Securities Act” means the Securities Act of 1933, as amended (including Regulation S-X or Regulation S-K, as applicable);

“Sellers” means the Shareholders and the Loan Note Holders;

“Shareholders’ Agreement” means the shareholders’ agreement relating to the Company and entered into, inter alios, the Company, Piper and certain of the Shareholders and dated 29 August 2020;

“Shares” means all of the issued shares in the capital of the Company at Completion;

“Stockholder Approval(s)” has the meaning given in paragraph 2 of Schedule 4;

“Subsidiaries” means the subsidiary undertakings of the Company at any relevant time (details of the subsidiary undertakings of the Company at the date of this Agreement being set out in Part 2 of Schedule 2) and “Subsidiary” means any one of them;

“Tax” or “Taxation” has the meaning given in Part 1 of Schedule 6;

“Tax Authority” has the meaning given in Part 1 of Schedule 6;

“Tax Claim” means a claim under the Tax Covenant or a Tax Warranty Claim;

“Tax Covenant” means the tax covenants given in favour of the Buyer set out in Part 3 or Part 4 of Schedule 6;

“Tax Warranties” means the warranties given pursuant to clause 11 and set out in Part 2 of Schedule 6 and “Tax Warranty” shall be construed accordingly;

“Tax Warranty Claim” means a claim for breach of any of the Tax Warranties;

“Transaction” means the sale and purchase of the Shares and Loan Notes pursuant to, and any other transactions contemplated by or matters arising out of, this Agreement;

“Transaction Documents” means this Agreement and any documents, agreements or arrangements to be entered into in connection with this Agreement or the Transaction;

“Transfer Agent Instruction” means the letter of instruction from the Buyer to Equiniti Trust Company, LLC regarding the issuance of Series E Preferred Stock, in the agreed form.

“Treasury Shares” means the following shares in the capital of the Company held by the Company as treasury shares:

(a) 161,940 C Ordinary shares of £0.0001 each; and

(b) 179,934 D Ordinary shares of £0.0001 each.

“VAT” means (a) value added tax chargeable under VATA and any tax imposed in substitution for it, and (b) any other value added, turnover, sales, use, distribution or similar or corresponding tax in any jurisdiction;

“VATA” means the Value Added Tax Act 1994;

“Wattbike Revenue” means any and all revenue generated from the sale of ‘Wattbike’ products by any member of the Buyer's Group;

“Warranties” means the warranties given pursuant to clause 11 and set out in Schedule 5, and the Tax Warranties, and “Warranty” shall be construed accordingly;

“Warrantors” means Pete Lay and Stephen Loftus;

“Warranty Claim” means a claim for breach of any of the warranties given pursuant to clause 11 and set out in Schedule 5;

“Yitron” means Yitron Technology Co., Ltd of No.29, Lane 68, Baozhong 1st Street, East District, Chiayi City, 60079, Taiwan; and

“Yitron Claim” means a claim for compensation submitted by Yitron to Wattbike Limited (prior to the date of this Agreement) in connection with the agreement entered into on 16 July 2021 between Yitron and Wattbike Limited.

1.2 In this Agreement, unless the context requires otherwise:

1.2.1 use of the singular includes the plural and vice versa;

1.2.2 any reference to the parties, or to a recital, clause or Schedule, is to the parties to, or the relevant recital, clause or Schedule of, this Agreement and any reference to this Agreement includes the Schedules and recitals;

1.2.3 any reference in a Schedule to a Part or a paragraph, is to a Part or a paragraph of that Schedule or, where relevant, to a paragraph of that Part of that Schedule;

1.2.4 any reference to an English legal term or concept, or any court, official or Authority in England, includes in respect of any jurisdiction other than England a reference to whatever most closely approximates to it in that jurisdiction;

1.2.5 the words “to the extent that” refer to the degree to which a particular matter or circumstance exists or applies and do not mean ‘if’;

1.2.6 reference to a “person” includes an individual, firm, partnership, body corporate, corporation, association, organisation, government, state, foundation or trust, in each case whether or not having separate legal personality and reference to a “company” includes a corporation or other body corporate;

1.2.7 a reference to “law” means all law and includes legislation and common law; and a reference to “legislation” means any type of legislation including statutes, subordinate legislation, regulations, directives, treaties, by-laws, retained direct EU legislation and assimilated legislation (within the meaning, in relation to both terms, of the Retained EU Law (Revocation and Reform) Act 2023), and, for the purpose of paragraph 1.3, also includes any Regulatory Requirement;

1.2.8 the term “Regulatory Requirement” means any rules, regulations, codes, circulars, guidance, orders, decisions, rulings, notices, demands, requests or similar requirements published, given or made by any Authority;

1.2.9 any reference to a company’s “annual accounts” means its annual accounts and reports within the meaning of section 471 Companies Act 2006 and includes the notes to those accounts;

1.2.10 “financial year” shall be construed in accordance with section 390 Companies Act 2006;

1.2.11 “wholly-owned subsidiary” has the meaning given in section 1159(2) Companies Act 2006;

1.2.12 “undertaking”, “group undertaking” and “subsidiary undertaking” have the meanings given in section 1161 and section 1162 Companies Act 2006 (as appropriate) and, in interpreting this definition, an undertaking shall also be treated as a member of another undertaking if any shares it owns in that other undertaking are registered in the name of another person in connection with the taking of security; and

1.2.13 a person shall be deemed to be connected with another person if the person is connected with such other person within the meaning of sections 1122 and 1123 Corporation Tax Act 2010.

1.3 In this Agreement, unless expressly provided otherwise, a reference to any legislation:

1.3.1 includes a reference to that legislation as re-enacted, consolidated, replaced or amended from time to time;

1.3.2 includes a reference to any legislation (“previous legislation”) of which that legislation is a re-enactment, consolidation, replacement or amendment (whether directly or by virtue of any intervening previous legislation); and

1.3.3 includes a reference to any subordinate legislation made under any of the above from time to time.

1.4 The table of contents and the clause, Schedule and paragraph headings are included for convenience only and do not affect the interpretation of this Agreement.

1.5 The Schedules and recitals form part of this Agreement and have effect as if set out in full in it.

1.6 This Agreement is binding on and operates for the benefit of the personal representatives, successors and permitted assignees of the parties and references in this Agreement to the parties shall be construed accordingly.

1.7 Any reference in this Agreement to a document being “in the agreed form” means a document in a form agreed by or on behalf of the Obligors and the Buyer and confirmed in writing as being in the agreed form by or on behalf of those parties.

1.8 In this Agreement, the words “including”, “includes” and “include” and “in particular” and “other”, and any similar words do not limit the generality of words that precede or follow them and the ejusdem generis rule does not apply.

1.9 For the purposes of any notices, consents, waivers and other documents or communications given, or agreements made, under this Agreement, “writing” and “written” include email.

1.10 In this Agreement, a matter, circumstance, event or action shall be regarded as being within a person’s ordinary course of business at a particular time if it would have fallen within the usual and proper day to day conduct of that person’s business activities as carried on during the 12 month period ending on the date of this Agreement.

1.11 Unless otherwise specified, any reference in this Agreement to a period of time specified as from a given day or from the day of a specified act or event, shall be calculated exclusive of that day; and any reference to a specific time is to London time.

1.12 Any sum in any currency that is required to be construed, for the purposes of this Agreement, as a sum in any other currency shall, unless expressly stated otherwise, be regarded as converted into that other currency at the closing mid-point rate for the conversion of the first currency into that other currency on the date of this Agreement (or if that date is not a Business Day, on the first Business Day after the date of this Agreement) as set out in the London edition of the Financial Times containing exchange rates applicable to that date.

2. Agreement for sale of Shares

2.1 Each Shareholder agrees to sell and the Buyer agrees to buy that Shareholder’s Relevant Shares on the terms of this Agreement.

2.2 Each Shareholder severally covenants (in respect of himself/herself/itself only) that:

2.2.1 they have the right, power and authority to sell their Relevant Shares on the terms of this Agreement;

2.2.2 their Relevant Shares will be sold free from all Encumbrances and with all rights attaching to them at Completion, including the right to receive all dividends and other distributions declared, made or paid after Completion;

2.2.3 full legal and beneficial ownership of their Relevant Shares will be transferred to the Buyer (or its nominee) at Completion in accordance with Schedule 4.

2.3 Each Shareholder waives, and shall procure the waiver of, all restrictions on the transfer of any of the Relevant Shares (including any rights of pre-emption) whether conferred by the articles of association of the Company or otherwise.

2.4 The Buyer shall not be obliged to complete the purchase of any of the Shares unless the purchase of all of the Shares is completed simultaneously.

3. Agreement for sale of Loan Notes

3.1 Each Loan Note Holder agrees to sell and the Buyer agrees to buy that Loan Note Holder’s Relevant Loan Notes on the terms of this Agreement.

3.2 Each Loan Note Holder severally (in respect of himself/herself/itself only) covenants that:

3.2.1 they have the right, power and authority to sell their Relevant Loan Notes on the terms of this Agreement;

3.2.2 their Relevant Loan Notes will be transferred to the Buyer free from all Encumbrances, and with all rights attaching to them at Completion, including the right to receive all interest and other payments due after Completion; and

3.2.3 full legal and beneficial ownership of their Relevant Loan Notes will be transferred to the Buyer (or its nominee) at Completion in accordance with Schedule 4.

3.3 Each Loan Note Holder waives, and shall procure the waiver of, all restrictions on the transfer of any of the Relevant Loan Notes whether conferred by the articles of association of the Company, the Loan Note Instruments, or otherwise.

3.4 The Buyer shall not be obliged to complete the purchase of any of the Loan Notes unless the purchase of all of the Loan Notes is completed simultaneously.

4. FCA Condition

4.1 Completion is conditional on the FCA Condition being satisfied.

4.2 The Buyer and the Obligors shall comply with their respective obligations set out in Part 1 of Schedule 3 in relation to the satisfaction of the Condition.

4.3 The Buyer undertakes to the Obligors that it will submit any notifications to the FCA which are required to be submitted in order to seek to procure the fulfilment of the FCA Condition as soon as reasonably practicable after the date of this Agreement and, in any event, within 10 (ten) Business Days of the date of this Agreement.

5. Consideration

5.1 The consideration payable on Completion by the Buyer for the Shares shall be £1.00 in total, payment of which at Completion to the Company shall be deemed as good receipt of such amount by the Shareholders.

5.2 The consideration payable by the Buyer for the Loan Notes shall be:

5.2.1 the Initial Consideration; plus

5.2.2 (to the extent payable) the Additional Consideration.

5.3 Initial Consideration

In satisfaction of the Initial Consideration, the Buyer shall, on Completion, issue to each Loan Note Holder specified in the tab titled “SPA Table 1” of the Funds Flow the number of Initial Consideration Shares as set out in the tab titled “SPA Table 1” of the Funds Flow.

5.4 Additional Consideration

5.4.1 In satisfaction of the Additional Consideration (if any is payable) and to the extent applicable, the Buyer shall, on:

(a) the FY26 Additional Consideration Payment Date (to the extent any FY26 Additional Consideration is payable) issue to each Loan Note Holder specified in the tab titled “SPA Table 2” of the Funds Flow the number of Additional Consideration Shares as set out in such tab (it being acknowledged and agreed by the parties that the Funds Flow shall be updated to reflect the actual amount of the FY26 Additional Consideration that is payable and the amount of the FY26 Additional Consideration Shares that each Loan Note Holders is to receive (if any) in respect of the sale of their Loan Notes to the Buyer); and

(b) the FY27 Additional Consideration Payment Date (to the extent any FY27 Additional Consideration is payable) issue to each Loan Note Holder specified in the tab titled “SPA Table 2” of the Funds Flow the number of Additional Consideration Shares as set out in such tab (it being acknowledged and agreed by the parties that the Funds Flow shall be updated to reflect the actual amount of the FY27 Additional Consideration that is payable and the amount of the FY27 Additional Consideration Shares that each Loan Note Holders is to receive (if any) in respect of the sale of their Loan Notes to the Buyer.

5.4.2 The Obligors undertake to the Buyer in terms of paragraph 2 of Schedule 9.

5.4.3 The Buyer undertakes to the Loan Note Holders in terms of paragraphs 1 and 2.1 of Schedule 9.

6. Exchange

6.1 Exchange shall take place on the date of this Agreement at the offices of the Buyer's Solicitors, or at such other place as the parties may agree (including remotely via MS Teams), immediately after performance of the obligations set out in clauses 6.2 and 6.3.

6.2 At Exchange, the Obligors shall deliver to the Buyer:

6.2.1 a copy of this Agreement duly executed by the Sellers;

6.2.2 a duly executed copy of the Disclosure Letter;

6.2.3 copies of duly executed resignation letters from the respective offices of each of the directors (other than Peter Lay and Stephen Loftus) of each Group Company, in the agreed form;

6.2.4 a duly executed copy of the Hilco CofC Consent; and

6.2.5 a copy of the Financial Projections, the Budget, the Funds Flow and the Press Release.

6.3 At Exchange, the Buyer shall deliver to the Seller:

6.3.1 a copy of a resolution of the Buyer's board of directors (or an authorised committee of such board) authorising execution of this Agreement and approving the form of the other Transaction Documents;

6.3.2 duly executed counterparts of this Agreement;

6.3.3 an acknowledgement of receipt of the Disclosure Letter; and

6.3.4 a copy of the Certificate of Designation and the Transfer Agent Letter.

7. Period Before Completion

7.1 The Obligors shall, during the period beginning on the date of this Agreement and ending at Completion and to the extent compliant with applicable laws:

7.1.1 comply with their obligations in Part 2 of Schedule 3;

7.1.2 ensure that the Buyer receives notice of, and is allowed to be present as an observer through its duly authorised representative at, any meeting of the board of directors of any Group Company held during that period; and

7.1.3 ensure that the Buyer and its agents and representatives are:

(a) given full access (on reasonable notice, during Business Hours and subject to reasonable monitoring or supervision) to the books, records, directors and employees of each Group Company and to the Properties;

(b) introduced to the suppliers and customers of each Group Company;

(c) permitted to make copies of any documents and records of any Group Company;

(d) given reasonable prior notice of any press release or other public announcement relating to any Group Company; and

(e) promptly provided with any information relating to the business and affairs of each Group Company as any of them may from time to time reasonably require.

7.2 During the period beginning on the date of this Agreement and ending at Completion:

7.2.1 no Shareholder shall dispose of any interest in or grant or permit to subsist any Encumbrance in respect of any of their Relevant Shares; and

7.2.2 no Loan Note Holder shall dispose of any interest in or grant or permit to subsist any Encumbrance in respect of any of their Relevant Loan Notes.

7.3 Each Obligor shall promptly notify the Buyer of any matter which becomes known to that Obligor before Completion and that constitutes, or might reasonably be expected (either immediately or after the lapse of time) to constitute, a breach of clause 7.1 or clause 7.2, a breach of any of the Warranties given as at the date of this Agreement, a breach of any of the Warranties when given as at Completion, or a material adverse change in the financial or trading position, operations or prospects of any Group Company. The Obligors shall make such investigations and give the Buyer such information concerning each matter notified as the Buyer may from time to time reasonably require.

7.4 The Warrantors undertake to the Buyer to use reasonable endeavours to obtain: (i) the prior written consent of Zopa Embedded Finance Limited / Zopa Bank Limited in respect of the Transaction; and (ii) a waiver from Zopa Embedded Finance Limited or Zopa Bank Limited in respect of its termination rights for change of control prior to Completion and to provide evidence of such written consent and/or waiver to the Buyer as soon as reasonably practicable after receipt of the same.

8. Budget and break fee

Budget

8.1 The Warrantors undertake to the Buyer that, during the period beginning on the date of this Agreement and ending at the earlier of (i) Completion, (ii) the Final Long-stop Date or (iii) the date of termination of this Agreement (in accordance with its terms) that, save with the prior written consent of the Buyer (and to the extent compliant with applicable laws and their fiduciary duties as directors of the Group), they shall use reasonable endeavours to procure that the Group operates within a 10% margin of the “Total Budgeted Costs” on a monthly basis as set out in the Budget.

8.2 On the fifth Business Day after the FCA Condition has been satisfied, the Warrantors undertake to provide the Buyer with evidence in a form satisfactory to the Buyer (acting reasonably) that the Group has operated within a 10% margin of the aggregate of the monthly “Total Budgeted Costs” (as set out in row 8 of the Budget) for the months from and including the month of Exchange to and including the month of Completion.

Break Fee

8.3 If the Buyer is not satisfied that the Group has operated within such a 10% margin of the Budget (as set out in clause 8.2 above) then the Buyer shall have the right to: (i) proceed to Completion; or (ii) terminate this Agreement (by providing written notice of such termination to Piper, the Warrantors and the Minority Sellers’ Representative) (and shall be required to confirm which course of action it is taking to the Obligors on the seventh Business Day after the FCA Condition has been satisfied), in which case:

8.3.1 the Buyer shall pay the Initial Consideration to the Loan Note Holders no later than 20 Business Days after the date of termination of this Agreement in accordance with this clause 8.3; and

8.3.2 the Agreement shall cease to have any further force and effect, save that:

(a) clauses 1, 8.3.1 and 14 to 28 shall continue in full force and effect despite such termination; and

(b) such termination shall not affect the accrued rights, remedies, obligations and liabilities of the parties under this Agreement as at the time of termination, (including in relation to any breach of the Agreement occurring at or before the time of termination).

8.4 If the FCA Condition is not satisfied on or before the Final Long-stop Date or an Insolvency Event has occurred, then this Agreement shall terminate automatically on the Final Long-stop Date or on the date that the Insolvency Event occurs (as applicable) in accordance with clause 8.5

8.5 If this Agreement automatically terminates in accordance with clause 8.4:

8.5.1 the Buyer shall pay the Initial Consideration (as a break fee) to the Loan Note Holders no later than 20 Business Days after the Final Long-stop Date or the date on which an Insolvency Event has occurred (as applicable) (and shall deliver to the Loan Note Holders (i) a copy of the Stockholder Approval(s) and (ii) Compliance Certificate on the date of payment of the Initial Consideration); and

8.5.2 the Agreement shall cease to have any further force and effect, save that:

(a) clauses 1, 8.5.1 and 14 to 28 shall continue in full force and effect despite such termination; and

(b) such termination shall not affect the accrued rights, remedies, obligations and liabilities of the parties under this Agreement as at the time of termination, (including in relation to any breach of the Agreement occurring at or before the time of termination).

9. Completion and stockholder approval

9.1 Subject to clause 9.2 below, Completion shall take place at the offices of the Buyer’s Solicitors or such other place as the Piper and the Buyer may agree on the tenth Business Day after the FCA Condition is satisfied or at such other time and place or in such other manner (including without the physical attendance by any party at a meeting) as the parties may agree in writing (the “Completion Date”).

9.2 The Buyer undertakes to provide Piper with evidence in a form satisfactory to Piper (acting reasonably) that the Buyer has obtained Stockholder Approval on or before the date falling 5 Business Days prior to the Completion Date.

9.3 At Completion, the Obligors shall comply with their respective obligations set out in Schedule 4.

9.4 At Completion, the Buyer shall comply with its respective obligations set out in Schedule 4.

9.5 If the Buyer fails to comply with its obligations set out in clause 9.2 and/or Schedule 4 then Piper shall be entitled by written notice to the Buyer:

9.5.1 to defer the Completion and the Completion Date until such date as Piper may specify (in which case the provisions of this clause 9 shall apply to Completion and the Completion Date as so deferred);

9.5.2 to require the parties to proceed to effect Completion so far as practicable on the Completion Date having regard to the defaults that have occurred (such procession to Completion in no way affecting the accrued rights, remedies, obligations and liabilities of the parties under this Agreement including the right of the Loan Noteholders to bring a claim against the Buyer for:

(a) any losses incurred as a result of the failure of the Buyer to:

(i) satisfy its obligations under clause 9.2 and/or Schedule 4; and/or

(ii) issue the Initial Consideration Shares in accordance with this Agreement and/or issue the Common Stock that the Initial Consideration Shares are to convert into pursuant to the terms of this Agreement and the Certificate of Designation; and/or

(b) (ii) a right of seek specific performance against the Buyer); or

9.5.3 subject to Completion having first been deferred under Clause 9.5.1, to terminate this Agreement (such termination shall not affect the accrued rights, remedies, obligations and liabilities of the parties under this Agreement as at the time of termination, (including in relation to any breach of the Agreement occurring at or before the time of termination)), in each case without prejudice to the Seller’s and the Buyer's accrued rights, remedies, obligations and liabilities under this Agreement (including the right of the Loan Noteholders to bring a claim against the Buyer for any losses incurred as a result of the failure of the Buyer: (i) to satisfy its obligations under clause 9.2 and/or Schedule 4; and/or (ii) to issue the Initial Consideration Shares in accordance with this Agreement and/or issue the Common Stock that the Initial Consideration Shares are to convert into pursuant to the terms of this Agreement and the Certificate of Designation).

9.6 Neither the Seller nor the Buyer shall be obliged to complete the sale and purchase of any of the Shares and Loan Notes unless the sale and purchase of all of the Shares and the Loan Notes is completed simultaneously

10. Releases and waiver of rights

10.1 Each Seller shall, at the cost of that Seller, enter into all documents, and use all reasonable endeavours to take all other actions as the Buyer may reasonably request from time to time after Completion, in order to effect the release and discharge in full (on a non-recourse basis to the Buyer and the Group) of any Assurance entered into by any Group Company in respect of any obligation of that Seller. Pending each such release and discharge, the Sellers shall pay to the Buyer on demand the amount of all Losses incurred by the Buyer and any Group Company arising directly or indirectly from or in connection with any such Assurance.

10.2 Each Seller irrevocably and unconditionally:

10.2.1 releases and discharges each Group Company from any obligation or liability (whether actual or contingent) owed by that Group Company to the Seller that is outstanding at Completion; and

10.2.2 waives all claims the Seller may have against any Group Company at Completion;

whether arising under any agreement, arrangement or otherwise and whether or not the relevant Seller knows or could know of the grounds or legal basis of such obligation, liability or claim.

10.3 With effect from Completion, each of the parties to the Shareholders’ Agreement:

10.3.1 agrees that each of the other parties of the Shareholders’ Agreement shall be released from all of its continuing obligations (if any) under the Shareholders’ Agreement, to the intent that with effect from that time the Shareholders’ Agreement shall be terminated and be of no further force or effect; and

10.3.2 except in the case of fraud, irrevocably waives and releases all rights it presently has or which, in the absence of this Agreement, it might otherwise have had to bring a claim against any one or more of the other parties pursuant to, or in respect of the subject matter of, the Shareholders’ Agreement, whether in relation to past, present or future circumstances, and regardless of whether it presently knows or could know of the grounds or legal basis for any such claim.

11. Warranties

11.1 Each Seller severally warrants , with regard to themselves and their Relevant Shares only, to the Buyer both as at the date of this Agreement and again as at Completion on the terms of the Key Warranties.

11.2 Save as Disclosed, each of the Warrantors severally warrant (in respect of himself only) to the Buyer at the date of this Agreement on the terms of the Warranties (other than the Key Warranties).

11.3 Each of the Warranties is separate and is to be construed independently of, and without reference to qualifications contained in, the other Warranties and any other provisions of this Agreement.

11.4 The Sellers acknowledge that the Buyer is entering into this Agreement in reliance on the Key Warranties and the Warrantors acknowledge that the Buyer is entering into this Agreement in reliance on the Warranties (excluding the Key Warranties).

11.5 No Warrantor shall be liable for any General Warranty Claim or Tax Warranty Claim if, but only to the extent that, the Buyer had actual knowledge of any matter or thing which it actually knew would give rise to an actionable Claim. For the purposes of this clause 11.5, the Buyer shall be deemed to have knowledge of any matter or thing which, as at the date of this Agreement, is actually known to Trent Ward, Ben Bartlett and Deepak Mulchandani.

11.6 No Warrantor has the right to make any claim (whether or not known at the date of this Agreement and whether founded in negligence or otherwise) against any Group Company, or any director, employee or officer of, or other person performing services for or on behalf of, any Group Company, on whom that Warrantor has or may have relied in connection with preparing the Disclosure Letter or agreeing to the terms of any Transaction Document. Nothing in this clause 11.6 shall apply to restrict the ability of any Warrantor to make any claim against any person for fraud, nor shall it apply to preclude any Warrantor from claiming against any other Warrantor or person by virtue of any right of contribution or indemnity to which that first Warrantor might be entitled.

11.7 Part 4 of Schedule 6 (in the case of a Tax Claim) and Schedule 8 (in the case of a Warranty Claim and, where specified, a Tax Claim) shall apply to limit or exclude, in accordance with their respective terms, any liability that the Sellers or the Warrantors might otherwise have in respect of any Warranty Claim or any Tax Claim.

11.8 Where a Warranty is qualified by a reference (however expressed) to the knowledge or awareness of the Warrantors, the knowledge or awareness of the Warrantors shall be limited to the actual knowledge or awareness of each relevant Warrantor having made reasonable enquiry of:

11.8.1 the other Warrantor;

11.8.2 Daniel Stern; and

11.8.3 Charles Edward Seager Green.

11.9 Each Loan Note Holder severally warrants to the Buyer, with regard to themselves and their Relevant Loan Notes only, that both as at the date of this Agreement and again as at Completion:

11.9.1 that Loan Note Holder is the legal and beneficial owner of their Relevant Loan Notes free from all Encumbrances and has full power and authority to transfer their Relevant Loan Notes to the Buyer; and

11.9.2 that Loan Note Holder is not nor has been a party to any transaction pursuant to or, as a result of, which any of their Relevant Loan Notes (or any rights in relation to any of their Relevant Loan Notes) are, or may become, liable to be transferred or re-transferred to another person.

11.10 In assessing the amount of any damages in connection with Warranty Claim (excluding a Key Warranty Claim) or Tax Warranty Claim, the amount of the Initial Consideration and Additional Consideration shall be taken into account.

11.11 Notwithstanding any other provision of this Agreement, in consideration for the Buyer and the Warrantors entering into this Agreement, Piper irrevocably and unconditionally undertakes to with the Buyer and the Warrantors that it shall be liable for any Liability of the Buyer on the terms set out in this clause 11.11. Where the Buyer has a Liability, the Buyer shall be permitted to “set-off” that Liability against the Initial Consideration and/or Additional Consideration payable or paid to Piper in accordance with this Agreement. Such “set-off” shall be by way of either a reduction in the amount of Preferred Stock and/or Common Stock to be issued to Piper under the terms of this Agreement or a transfer of Preferred Stock (from the Initial Consideration Shares) and/or Common Stock (from the Additional Consideration Shares (if any)) from Piper to the Buyer in an amount equal to the value of such Preferred Stock (from the Initial Consideration Shares, being $2.00 per Preferred Stock) and/or Common Stock (from the Additional Consideration Shares (if any), at the issue price of such Common Stock) and (at all times) up to a maximum aggregate amount of USD$1,300,000.

11.12 The “set-off” by the Buyer of any Liability against the Initial Consideration and/or Additional Consideration issued to or to be issued to Piper pursuant to clause 11.11 shall be the sole recourse of the Buyer in respect of any Liability and shall be a full and final settlement of any liability of the Warrantors in respect of such Liability. The Buyer irrevocably acknowledges and agrees that neither:

11.12.1 of the Warrantors (save in respect of fraud or fraudulent representation by a Warrantor); nor

11.12.2 Piper,

shall have any other liability in respect of a General Warranty Claim or a Tax Claim (including any requirement to pay any amount of cash to the Buyer in respect of a General Warranty Claim or a Tax Claim or any Liability).

12. Buyer Warranties

12.1 The Buyer warrants to the Loan Note Holders both as at the date of this Agreement and as at Completion (except to the extent such representations and warranties expressly relate to a specified date, in which case they are made only as of such specified date) on the terms of the Buyer Warranties (provided, however, that such statements are qualified in all material respects by the Buyer disclosures in its registration statement on Form S-1 and in its periodic reports filed with the Securities and Exchange Commission (the “Buyer SEC Filings”)).

12.2 Each of the Buyer Warranties is separate and is to be construed independently of, and without reference to qualifications contained in, the other Buyer Warranties and any other provisions of this Agreement.

12.3 The Buyer acknowledge that the Loan Note Holders are entering into this Agreement in reliance on the Buyer Warranties.

13. Taxation

13.1 The provisions of Schedule 6 shall apply with effect from the date of this Agreement save that the provisions in Part 3 of Schedule 6 shall apply with effect from Completion.

13.2 For the avoidance of doubt, the Disclosure Letter shall not qualify the Tax Covenant or otherwise limit the liability of the Warrantors in respect of any claim brought by the Buyer under the Tax Covenant.

14. Lost certificate indemnities

14.1 In return for registering the transfer of their Relevant Shares without the production of the original share certificate(s), each relevant Shareholder severally agrees to indemnify the Company from and against all claims, actions, proceedings and demands which may be brought against the Company and all losses, liabilities, charges, costs, damages and expenses which the Company may incur as a result of allowing the registration of the transfer of all or any part of their Relevant Shares without the production of the original share certificate(s).

14.2 In return for registering the transfer of their Relevant Loan Notes without the production of the original loan note certificate(s), each relevant Loan Note Holder severally agrees to indemnify the Company from and against all claims, actions, proceedings and demands which may be brought against the Company and all losses, liabilities, charges, costs, damages and expenses which the Company may incur as a result of allowing the registration of the transfer of all or any part of their Relevant Loan Notes without the production of the original loan note certificate(s).

15. Payments

15.1 Payments to be made to the Buyer under this Agreement shall be made in pounds sterling by electronic transfer of immediately available funds to any single account of which the Buyer gives the Sellers at least three Business Days’ notice from time to time.

15.2 Payment of any sum in accordance with clause 15.1 will discharge the obligations of the paying party to pay the sum in question and the paying party shall not be concerned to see the application of the monies so paid.

16. Further Assurance

16.1 The Sellers shall at their own cost promptly execute (or procure the execution of) all such documents and do (or cause to be done) all such other things as the Buyer may from time to time reasonably require to effect the transfer the full legal and beneficial title to the Shares and Loan Notes to the Buyer.

16.2 The Buyer shall at its own cost promptly execute (or procure the execution of) all such documents and do (or cause to be done) all such other things as Piper (on behalf of the Loan Note Holders) may from time to time reasonably require to ensure the that the Preferred Stock and the Common Stock to be issued to the Loan Note Holders under the terms of this Agreement are (i) issued to the Loan Note Holders in accordance with the terms of this Agreement and (ii) when issued are validly issued, fully paid and non-assessable, free and clear of any Encumbrances, and issued in uncertificated book-entry form through the Buyer’s transfer agent (unless otherwise determined by Buyer in its sole discretion).

17. Assignment

17.1 Except as provided in clause 17.2, no person may assign, grant any security interest over, or otherwise deal in or dispose of any rights under or the benefit of this Agreement, including by way of declaration of trust.

17.2 The Buyer may assign all or any of its rights under, or the benefit of, this Agreement to any other member of the Buyer’s Group;; and the Buyer may grant security over, or assign by way of security, all or any of its rights under, or the benefit of, this Agreement, to its bankers (and on the enforcement of that security the Buyer, or any person having the benefit of such security, may assign any or all of the relevant rights to any person); provided in any case that:

17.2.1 the liability of the Sellers to any assignee permitted under this clause 17 shall not be greater than their liability to the Buyer had the assignment not occurred; and

17.2.2 if any member of the Buyer’s Group to which rights have been assigned ceases to be a member of the Buyer’s Group (except where the assignee ceases to be a member of the Buyer’s Group as a result of the dissolution of the Buyer), then such assigned rights shall not be exercisable unless and until they are reassigned back to the Buyer.

18. Announcements and Confidentiality

18.1 No party may make or permit any other person to make any press release or other public announcement about this Agreement or the transactions contemplated by it.

18.2 Clause 18.1 shall not apply to:

18.2.1 the press release in the agreed form; or

18.2.2 any other public announcement of the acquisition of the Shares or Loan Notes made by the Buyer or any other member of the Buyer’s Group (including any announcement to the customers or suppliers of (a) any Group Company or (b) the Buyer or any other member of the Buyer’s Group) that contains no material information (including information in respect of the Initial and /or Additional Consideration) relating to this Agreement and the transactions contemplated by it that is not in that press release.

18.3 Subject to clauses 18.2, 18.4, 18.6 and 18.7, each party shall treat the following information as confidential and shall not disclose or use it:

18.3.1 details of the provisions of any Transaction Document;

18.3.2 information relating to the negotiations leading to the execution of any Transaction Document; and

18.3.3 (where obtained as a result of or in connection with negotiating, entering into, or the exercise of rights or the fulfilment of obligations under, any Transaction Document), in the case of any Seller, information relating to the Buyer or any other member of the Buyer’s Group, or, in the case of the Buyer, information relating to any of the Sellers or any Associate of any of the Sellers.

18.4 Any party may disclose or use information otherwise required by clause 18.3 to be treated as confidential:

18.4.1 if, but only to the extent that, it is included in any document referred to in clause 18.2;

18.4.2 if, but only to the extent that, it is necessary for the purpose of that party exercising rights or performing obligations under any Transaction Document;

18.4.3 if disclosed:

(a) to that party’s directors, employees, officers, agents, consultants, insurers, professional advisers, auditors or bankers (at any relevant time); or

(b) by the Buyer to any other member of the Buyer’s Group or the directors, employees, officers, agents, consultants, insurers, professional advisers,

auditors or bankers (at any relevant time) of any other member of the Buyer’s Group;

in each case where the person to whom information is disclosed reasonably needs to know or use that information in connection with their role in relation to that party; and provided those persons may use that information only for that purpose;

18.4.4 if, but only to the extent that, it is required for the purpose of any legal (including arbitration) or regulatory proceedings arising out of this Agreement or any other Transaction Document;

18.4.5 if, but only to the extent that, the information is or becomes generally available to the public through no fault of that party; or

18.4.6 if it is disclosed to any permitted assignee, or to any prospective buyer of any of the Shares or any material assets of any Group Company after Completion, or to any prospective buyer of all or part of, or any investor in, the Buyer’s Group after Completion.

18.5 Each party shall ensure that any person to whom it discloses confidential information pursuant to clause 18.4.3 or clause 18.4.6 is made aware of the obligations of confidentiality contained in this clause and complies with clause 18.3 as if binding on that person directly.

18.6 Any party may disclose or use information otherwise required by clause 18.3 to be treated as confidential, or may make, or permit any person to make, any press release or other public announcement if, but only to the extent that, it is required by applicable law or Regulatory Requirement in any relevant jurisdiction and provided that the party using such information or making or permitting such disclosure, press release or announcement takes all such steps as are reasonably practicable in the circumstances, and permitted by law or relevant Regulatory Requirement, to notify and consult with each other party before the relevant disclosure, release or announcement is made.

18.7 Nothing in this Agreement shall prevent any party from disclosing or using information otherwise required by clause 18.3 to be treated as confidential, for the purposes of reporting an offence, or suspected offence, to any law enforcement agency, or cooperating in respect of any criminal investigation or prosecution with any law enforcement agency; or from reporting any misconduct or serious breach of Regulatory Requirements to any appropriate Authority.

19. Costs

19.1 Save in respect of any fees and expenses of any of the advisers of the Company, the Shareholders and the Loan Note Holders that are to be paid by the Company and have been Disclosed, each party shall bear its own costs and expenses in connection with the preparation, negotiation, execution and performance of this Agreement and the other Transaction Documents.

20. Set off

20.1 Notwithstanding any other provision of this Agreement, the Buyer must set off:

20.1.1 any Liability (including payment of costs or interest) in connection with:

(a) any Warranty Claim or Tax Warranty Claim against the Initial Consideration; and

(b) following the Conversion Date, any Tax Claim (other than a Tax Warranty Claim) against the Additional Consideration; and

20.1.2 any amounts owed to it by Piper pursuant to clause 11.11 in connection with:

(a) a Liability arising from any Warranty Claim or Tax Warranty Claim against Piper’s Initial Consideration in accordance with clause 11.11 and 11.12; and

(b) following the Conversion Date, a Liability arising from any Tax Claim (other than a Tax Warranty Claim) against Piper’s Additional Consideration 11.11 and 11.12.

20.2 Save in the event of fraud or fraudulent misrepresentation, the Buyer’s sole recourse for Claims shall be on the basis set out in clause 20.1.

21. The Minority Sellers’ Representative

21.1 Any notice, consent, or other communication to be given under this Agreement to or by the Minority Sellers, or any of them, may be given to or by the Minority Sellers’ Representative in accordance with clause 22. Where any notice or other communication is given to the Minority Sellers’ Representative under this Agreement it shall be treated as if given to each of the Sellers (or relevant Seller(s), as appropriate) at the same time.

21.2 The Sellers agree that the Buyer shall be entitled to rely on notices, consents or other communications given to and by the Minority Sellers’ Representative under this Agreement as if given to and by each of the Sellers (or the relevant Seller(s), as appropriate) and shall be entitled to rely on the exercise by the Minority Sellers’ Representative of any of the other rights and powers conferred on the Minority Sellers’ Representative by this Agreement irrespective of whether the exercise of any of those rights or powers in a particular way, or at all, is consented to or not by any Seller. Subject to the ability of the Sellers to replace the Minority Sellers’ Representative in accordance with clause 21.3, the appointment of the Minority Sellers’ Representative (and any such replacement) shall be irrevocable as between the Buyer and the Sellers and conclusively binding on each Seller in favour of the Buyer.

21.3 The Sellers may notify the Buyer that they have chosen a different Seller to be the Minority Sellers’ Representative to replace the Seller then acting as such. Any such notice shall (notwithstanding clause 21.1) be valid only if:

21.3.1 the address under clause 22 of the Seller chosen to act as such is an address in England and Wales;

21.3.2 the notice is signed by (or on behalf of) each Seller; and

21.3.3 the notice is otherwise given in accordance with clause 22.

The change in identity of the Minority Sellers’ Representative shall take effect on the fifth Business Day after the day on which notice of the change is actually received by the Buyer or (if later) on the date (if any) specified in the notice as the date on which the change is to take place. Until any such notice is actually received by the Buyer and takes effect, the Buyer shall continue to be entitled to give notices, consents or other communications to, and to rely on notices, consents or other communications given (and other actions taken) by, the last Minority Sellers’ Representative of whom it had actual knowledge.

21.4 If the Minority Sellers’ Representative dies or is incapable of continuing to act as such, and no replacement has been appointed under this clause 21:

21.4.1 any notice required to be given by the Minority Sellers’ Representative or the Sellers (or any of them) shall be given by each of the Sellers (or by the relevant Seller(s) as the case may be); and

21.4.2 any act required by this Agreement to be done by the Minority Sellers’ Representative shall instead be done by the Sellers (or by the relevant Seller(s) as the case may be).

21.5 Notwithstanding the appointment of the Minority Sellers’ Representative, the Buyer shall be entitled to give any notice, consent or other communication under this Agreement, to the Sellers (or the relevant Seller(s) as the case may be) and not to the Minority Sellers’ Representative.

22. Notices

22.1 Any notice, consent, or other communication given under this Agreement shall be in writing and in English, signed by or on behalf of the party giving it, and shall either be:

22.1.1 delivered by hand (which shall include delivery by courier both within and outside the United Kingdom);

22.1.2 sent by email;

22.1.3 (if being sent within the United Kingdom) sent by pre-paid first class post; or

22.1.4 (if being sent to or from a place outside the United Kingdom) sent by pre-paid international postal service,

and in each case shall be sent in accordance with the following details:

to the Buyer:

For the attention of: Trent Ward

at

Interactive Strength Inc

1005 Congress Avenue, Suite 925, Austin, TX 78701

Email address: __________ with the subject field: NOTICE: Agreement for the acquisition of Wattbike Holdings Limited with a copy (which shall not constitute notice) to the Buyer’s Solicitors (ref: ___) at their main London office at the relevant time; and

to the Minority Sellers’ Representative on behalf of the Minority Sellers (or any of them):

For the attention of: Charles Edward Seager Green

at

15 Ensor Mews, London, SW7 3BT Email address: ____ with the subject field: NOTICE: Agreement for the acquisition of Wattbike Holdings Limited with a copy (which shall not constitute notice) to the Company’s Solicitors (ref: ____) at Pinsent Masons LLP, 30 Crown Place, London EC2A 4ES; and

to the Sellers (excluding the Minority Sellers) (or any of them):

For the attention of each Seller (or each relevant Seller) at the address or email address set out next to that Seller’s name in column (A) of Part 1 or Part 2 (as applicable) of Schedule 1 and, where the Seller is not an individual, marked for the attention of the person named, (and, if using email, with the subject field: NOTICE: Agreement for the acquisition of Wattbike Holdings Limited, and with one copy (which shall not constitute notice) to the Company’s Solicitors (ref: 673019.07015: BE10) at Pinsent Masons LLP, 30 Crown Place, London EC2A 4ES.

to the Warrantors (or any of them):

For the attention of each Warrantor (or each relevant Warrantor) at the address or email address set out next to that Warrantor’s name in column (A) and (B) of Part 3 of Schedule 1 (and, if using email, with the subject field: NOTICE: Agreement for the acquisition of Wattbike Holdings Limited, and with one copy (which shall not constitute notice) to the Company’s Solicitors (ref: 673019.07015: BE10) at Pinsent Masons LLP, 30 Crown Place, London EC2A 4ES.

22.2 Unless this Agreement specifically provides otherwise, notices, consents and other communications given in accordance with clause 22.1 shall be deemed to have been given and received:

22.2.1 where delivery is by hand, on the date and at the time the item is left at the relevant address if that is during Business Hours, or at the next opening of Business Hours if not;

22.2.2 where delivery is by pre-paid first class post, at the opening of Business Hours on the second Business Day following the date of posting;

22.2.3 where delivery is by pre-paid international postal service, at the opening of Business Hours on the eighth Business Day following the date of posting; and

22.2.4 where delivery is by email, provided that no delivery failure notice is received by the sender, at the time of sending if that is during Business Hours, or at the next opening of Business Hours if not, and for the purposes of this clause 22.2, a reference to Business Hours shall mean 9.00am to 5.00pm in the time zone of the recipient on a Business Day, and a Business Day shall mean a day that is not a Saturday or Sunday or a public holiday in the territory of the recipient.

22.3 It shall be sufficient when proving delivery by hand to show that the item was properly addressed and left at the relevant address, and when proving delivery by post (including international post) to show that postage was paid and that the item was properly addressed and placed in the post or given to the international postal service for delivery (as appropriate).

22.4 The parties may from time to time notify each other of any other person, address or email address for the receipt of notices or copy notices. Any such change shall take effect on the fifth Business Day after the day on which notice of the change is actually received or (if later) on the date (if any) specified in the notice as the date on which the change is to take place.

22.5 A failure to give a copy notice to either the Buyer’s Solicitors or the Company’s Solicitors (as appropriate) as required by clause 22.1 shall not invalidate any notice, consent or other communication otherwise validly given to the Buyer, the Minority Sellers’ Representative or any of the Sellers (as appropriate).

22.6 The provisions of this clause 22 shall not apply in relation to the service of process in any legal proceedings arising out of or in connection with this Agreement.

23. Third Party Rights

23.1 No third party shall have the right to enforce any term of this Agreement pursuant to the Contracts (Rights of Third Parties) Act 1999 except that, subject to the prior written consent of the Buyer:

23.1.1 each Group Company may rely upon and enforce the terms of clause 10.2;

23.1.2 each Group Company, and the directors, employees or officers of, and any other person performing services for or on behalf of, each Group Company may rely upon and enforce the terms of clause 11.6; and

23.1.3 the Company may rely upon and enforce the terms of clause 14.

23.2 Notwithstanding clause 23.1:

23.2.1 the rights of the parties to terminate, rescind or vary this Agreement are not subject to the consent of any third party; and

23.2.2 no third party may enforce any term of this Agreement unless it has first (and as a pre-condition of commencing any legal proceedings in relation to such enforcement) confirmed by notice to all of the parties that, in doing so, it agrees to be bound by the terms of clause 30.

24. Waiver and Variation

24.1 If a party delays or fails to exercise (in whole or part) any right, claim or remedy conferred by or arising under or in connection with this Agreement or by law, then, save to the extent that this Agreement provides otherwise, this will not operate as a waiver of, or as preventing the further exercise or the enforcement of, that right, claim or remedy. Any single or partial exercise or waiver of any such right, claim or remedy shall not preclude its further exercise or the exercise of any other right, claim or remedy.

24.2 A waiver of any right, claim or remedy conferred by or arising under or otherwise in connection with this Agreement or by law shall be effective only if it is given in writing and is signed by or on behalf of the party giving it.

24.3 No variation of this Agreement shall be effective unless it is made in writing and is signed by or on behalf of each of the parties.

25. Severance and Independent Advice

25.1 If any provision of this Agreement is found by any court or arbitrator to be wholly or partly invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement, or any remaining part of the same provision, which shall remain in full force and effect.

25.2 If any provision of this Agreement is so found to be wholly or partly invalid or unenforceable, but would be valid or enforceable if some part of the provision were deleted, restricted or limited in a particular manner, the provision in question shall apply with the minimum deletions, restrictions or limitations as may be necessary to make it valid or enforceable.

25.3 Each of the parties acknowledges that it has entered into this Agreement on an arm’s length basis and that it has taken independent legal advice in so doing.

26. Cumulative Rights

26.1 The rights and remedies provided by this Agreement are cumulative and (except as otherwise provided in this Agreement) are not exclusive of any rights or remedies provided by law.

27. Several Liability

Unless expressly provided otherwise, all obligations entered into and liabilities incurred by the Sellers in or under this Agreement are entered into or incurred by each of them severally.

28. Counterparts

28.1 This Agreement may be executed in any number of counterparts and by the parties on separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. This Agreement shall not be effective until each of the parties has executed at least one counterpart.

29. Entire Agreement and Fraud

29.1 The Transaction Documents together constitute the entire agreement and understanding of the parties relating to the transactions contemplated by the Transaction Documents, and supersede any previous drafts, agreements, understandings or arrangements between any of the parties relating to such matters, which shall cease to have any further effect.

29.2 Nothing in this Agreement shall limit or exclude the liability of a Seller or a Warrantor for any fraud or fraudulent misrepresentation on the part of that Seller or Warrantor or any of their directors, employees, officers, agents or advisers.

30. Applicable Law and Jurisdiction

30.1 The validity, construction and performance of this Agreement and any claim, dispute or matter (whether contractual or non-contractual) arising under or in connection with this Agreement or its enforceability shall be governed by and construed in accordance with the law of England and Wales.

30.2 Each party irrevocably submits to the exclusive jurisdiction of the courts of England and Wales over any claim, dispute or matter arising under or in connection with this Agreement or its enforceability or the legal relationships established by this Agreement (including non-contractual disputes or claims) and waives any objection to proceedings being brought in such courts or on the grounds that proceedings have been brought in an inconvenient forum. Each party further irrevocably agrees that a judgment in any proceedings brought in the courts of England and Wales shall be conclusive and binding upon each party and may be enforced in the courts of any other jurisdiction.

30.3 Nothing in this Agreement shall affect the right to serve process in any manner permitted by law.

THIS AGREEMENT has been executed as a deed by or on behalf of the parties and delivered on the date of this Agreement.

Schedule 1
Shareholders and Loan Note Holders

Schedule 2
Details of the Company and the Subsidiaries

Schedule 3
Condition to Completion

Part 1
Obligations of the parties in relation to the Condition

1. OBLIGATIONS OF THE BUYER

1.1 The Buyer shall use all commercially reasonable endeavours to ensure that the FCA Condition is satisfied as soon as practicable following Exchange.

1.2 The Buyer’s obligation in paragraph 1.1 to use all commercially reasonable endeavours to ensure that the FCA Condition is fulfilled shall be subject to the Obligors providing (and ensuring that each Group Company provides) all information reasonably requested by the Buyer to enable it to make any notifications, filings or submissions to, or to respond to any enquiries or requests made by, the Financial Conduct Authority; and to such information being provided promptly on request, and in any event in sufficient time to allow the Buyer to meet any deadline set by the Financial Conduct Authority.

1.3 The Buyer agrees to keep the Obligors promptly informed of the progress of all notifications relating to the FCA Condition made to the Financial Conduct Authority and, on request, to provide copies of all communications with the Financial Conduct Authority (redacted where such communications contain confidential information) relating to such notification and the satisfaction of the FCA Condition.

1.4 If at any time either the Buyer becomes aware that the FCA Condition is satisfied, or has become or is likely to become incapable of being satisfied, then as soon as practicable after that time the Buyer shall immediately give notice of that fact (with supporting documentation) to the Obligors.

Part 2
The Obligors’ obligations between the date of this Agreement and Completion

The Obligors shall ensure that during the period beginning with the date of this Agreement and ending at Completion no Group Company shall:

1.1 authorise or permit the transfer of or the granting of any Encumbrance over any Shares or Loan Notes;

1.2 depart from its ordinary course of business;

1.3 transfer, allot, issue, redeem, cancel or purchase any of its own shares or other securities or grant any option to subscribe for any such shares or securities;

1.4 purchase or otherwise acquire any shares or securities (or any option to acquire any shares or securities) in any other company, or purchase or otherwise acquire any ownership interest (or any option to acquire any ownership interest) in any other undertaking;

1.5 grant, issue or redeem any mortgage, charge, debenture or other security;

1.6 enter into any Assurance in respect of any obligation of any person (other than a wholly-owned Subsidiary);

1.7 enter into any Assurance in respect of any obligation of a wholly-owned Subsidiary other than in relation to an obligation incurred in that Subsidiary’s ordinary course of business;

1.8 fail to pay any insurance premium when due for payment or fail to renew any of its insurance policies or reduce the amount or scope of cover of any such policies;

1.9 terminate, give notice to terminate, fail to renew, or vary the terms of, any material agreement or commitment to which it is a party at the date of this Agreement;

1.10 enter into any agreement, commitment or transaction with any Seller or any Associate of any Seller, or pay any management charge or other fee to any Seller or any Associate of any Seller;

1.11 pass, propose or circulate any resolution of its shareholders;

1.12 declare, make or pay any dividend or other distribution;

1.13 incur or assume any Borrowings except in the ordinary course of business, or vary the terms of any Borrowings (including the Loan Notes), or (except in the ordinary course of business) make any payments out of, or drawings on, its bank account(s);

1.14 make any loan or advance to any person, including any loan to a director, other than advances (a) to a Subsidiary, or (b) by way of deposit with a bank or other financial institution whose normal business includes the acceptance of deposits;

1.15 sell or dispose of any interest in, or grant or permit to subsist any Encumbrance in respect of, any of its assets (including the Properties) except (in the case of any asset other than a Property) in the ordinary course of business;

1.16 make, commence or settle any claims (including insurance claims) or any legal (including arbitration or regulatory) proceedings;

1.17 vary the terms on which it holds any Properties or settle any rent review;

1.18 submit any non-ordinary course communication or document to a Tax Authority, file any Tax return, claim, notice, election or other document relating to Tax on a basis materially inconsistent with past practice or alter its Tax reporting or payment practices;

1.19 change its residence for Tax purposes or establish a presence for any Tax purpose in any jurisdiction other than its jurisdiction of incorporation;

1.20 settle, compromise or agree any tax audits or enquiries with a Tax Authority; or

1.21 agree, conditionally or otherwise, to do any of the above activities.

Schedule 4
Completion Obligations

1. OBLIGATIONS OF The OBLIGORS

1.1 The Obligors shall deliver to the Buyer’s Solicitors:

1.1.1 transfers of the Shares in favour of the Buyer (in a form satisfactory to the Buyer (acting reasonably)) duly executed by each relevant Shareholder;

1.1.2 transfers of the Loan Notes in favour of the Buyer (in a form satisfactory to the Buyer (acting reasonably)) duly executed by each relevant Loan Note Holder; ;

1.1.3 statements for each bank account of each Group Company at the close of business on the last Business Day preceding Completion;

1.1.4 a duly executed deed of release for the Piper Security Documents, in the agreed form;

1.1.5 copies of the statutory registers (or equivalent) for all Group Companies up to date as at Completion Date;

1.1.6 evidence in a form satisfactory to the Buyer (acting reasonably) of filings and corrective filings (to the extent required) having been submitted to Companies House to ensure that all share capital transactions in relation to each Group Company have been properly and accurately notified to Companies House, including statements of capital, authority to allot and relevant confirmation statements;

1.1.7 notifications in (in a form satisfactory to the Buyer (acting reasonably)) signed by each individual, and on behalf of each legal entity, that ceases to be a PSC in relation to any or all of the Group with effect from Completion informing each relevant Group Company of the date and nature of this change and, if there have been any other changes in the registrable status or particulars of a PSC (or person becoming a PSC) in relation to any Group Company since the signing of this Agreement that remain unregistered, a notification informing the relevant Group Company of the date and nature of each such change, sufficient to enable the relevant Group Company to register it;

1.1.8 a copy of any power of attorney under which any Transaction Document has been or will be executed;

1.1.9 a copy of the minutes of a meeting of the directors of each Group Company resolving that: (a) the relevant Group Company should enter into each Transaction Document required to be entered into by or on behalf of it at Completion; (b) authorising the relevant signatories to enter into those documents on behalf of the relevant Group Company; and (c) and taking any other action required by the Buyer as a result of Completion, including registering the transfer of the Shares and the Loan Notes from each relevant Seller to the Buyer.

2. OBLIGATIONS OF THE BUYER

2.1 The Buyer shall deliver to the Company’s Solicitors:

2.1.1 a copy of the minutes of a meeting of the directors of the Buyer resolving that the Buyer should:

(a) proceed to Completion;

(b) enter into each other Transaction Document required to be entered into by or on behalf of it at Completion;

(c) authorise the relevant signatories to enter into those documents on behalf of the Buyer; and

(d) issue and allot the Initial Consideration Shares;

2.1.2 evidence that the FCA Condition has been satisfied;

2.1.3 a completion certificate (a “Compliance Certificate”) signed by the Chief Executive Officer or President of the Buyer certifying that (as at Completion):

(a) the Buyer Warranties are true and correct in all respects as at Completion and will be true and correct on each of the Additional Consideration Payment Dates;

(b) the Buyer has performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Buyer in all respects on Completion and that it shall use all reasonable endeavours to do the same on each of the Additional Consideration Payment Dates;

(c) all authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Preferred Stock and Common Stock to be issued to the Loan Note Holders pursuant to the terms of this Agreement have been obtained and are or will be effective as at Completion and, on each of the Additional Consideration Payment Dates;

(d) the Buyer has filed the Certificate of Designation with the Secretary of State of Delaware on or prior to Completion, which shall continue to be in full force and effect as of Completion;

(e) the Buyer has submitted the Transfer Agent Instruction on or prior to Completion, which shall continue to be in full force and effect as of Completion; and

(f) the Buyer has received all resolutions of the stockholders of the Buyer (including stockholder approval under Nasdaq Listing Rule 5635(d)) approving the Certificate of Designation, the issuance of the Initial Consideration Shares and the Additional Consideration Shares (and any shares of Common Stock issuable upon conversion thereof) to the Loan Note Holders in accordance with the terms of this Agreement and the Certificate of Designation (“Stockholder Approval”);

2.1.4 evidence (to the reasonable satisfaction of the Obligors) that the Certificate of Designation has been filed with the Secretary of State of Delaware; and

2.1.5 evidence that all Stockholder Approvals have been obtained as required pursuant to the terms of this Agreement.

Schedule 5
Warranties

Part 1
Title and Capacity Warranties

1. Title

Each relevant Shareholder:

1.1 is the legal and beneficial owner of their Relevant Shares free from all Encumbrances and is entitled to enjoy and exercise all of that Shareholder’s rights as a member in relation to the Company; and

1.2 is not nor has been a party to any transaction pursuant to or as a result of which any of their Relevant Shares (or any rights in relation to any of their Relevant Shares) are, or may become, liable to be transferred or re-transferred to another person.

2. capacity

2.1 Each Seller has all necessary capacity, power and authority to enter into and perform that Seller’s obligations under this Agreement and those of the Transaction Documents to be executed by or on behalf of that Seller.

2.2 Those of the Transaction Documents to be executed by or on behalf of each Seller pursuant to this Agreement, constitute, or will when executed (and, in the case of a deed, delivered) constitute, binding and enforceable obligations on that Seller in accordance with their respective terms.

2.3 The entering into and performance by each Seller of their respective obligations under those of the Transaction Documents to be executed by or on behalf of that Seller:

2.3.1 will not result in a breach of, or constitute a default under, any agreement or instrument under which that Seller has rights or by which that Seller is bound;

2.3.2 will not, in relation to any Seller that is not an individual, result in a breach of the articles of association or equivalent constitutional document of that Seller;

2.3.3 will not result in a breach of, or default under, any law or Regulatory Requirement (including any Sanctions Regime or Financial Crime and Anti-corruption Laws) under which that Seller has rights or by which that Seller is bound; and

2.3.4 will not require the consent of any third party.

2.4 No Insolvency Proceedings in relation to any Seller or any part of that Seller’s assets or undertaking have commenced or are pending or threatened, or are being contemplated by any Seller, and so far as that Seller is aware, there are no circumstances that entitle, or may entitle, any person to commence any such Insolvency Proceedings.

2.5 No Seller has been the subject of any Insolvency Proceedings, nor have any Insolvency Proceedings been pending or threatened against any Seller or contemplated by any Seller, in any case during the 12 months ending on the date of this Agreement.

2.6 No Seller has stopped or suspended payment of their debts and no Seller is unable to pay their debts, whether within the meaning of section 123 Insolvency Act 1986 (without any requirement to prove any matter referred to in that section to the satisfaction of the court) or otherwise. So far as that Seller is aware, there are no circumstances likely to result in that Seller stopping or suspending payment of such debts, or becoming unable to pay such debts during the 12 months following the date of this Agreement.

Part 2
General Warranties

1. CORPORATE AND CONSTITUTIONAL

1.1 Part 1 of Schedule 1 contains full and accurate details of all of the shares in the capital of the Company and constitute the entire issued share capital of the Company, excluding the Treasury Shares.

1.2 Part 2 of Schedule 1 contains full and accurate details of all of the loan notes issued by any Group Company.

1.3 All of the information set out in Schedule 2 is complete and accurate and:

1.3.1 the issued share capital listed in respect of each Subsidiary in Part 2 of Schedule 2 constitutes the entire issued share capital of that Subsidiary;

1.3.2 the persons listed as the shareholders of each Subsidiary in Part 2 of Schedule 2 are the legal and beneficial owners of the number of shares in the relevant Subsidiary set out against their names and are entitled to enjoy and exercise all their respective rights as a member in relation to that Subsidiary;

1.3.3 the persons listed in Schedule 2 as PSCs in relation to a Group Company have been recorded in the register of people with significant control of that Group Company (or equivalent record) with full particulars.

1.4 No person has a right or has claimed to have a right (whether exercisable now or at a future date and whether contingent or not) to subscribe for, convert any security into or otherwise acquire, any shares, debentures or other securities of any Group Company, including pursuant to an option or warrant.

1.5 No Group Company is or has been a party to any transaction pursuant to or as a result of which shares (or any rights in relation to any shares) in any Subsidiary that are owned or purportedly owned by a Group Company are, or may become, liable to be transferred or re-transferred to another person.

1.6 No share in the capital of any Group Company has been allotted at a discount or is not paid up in full.

1.7 No share or other interest held in, or by, a Group Company is the subject of any warning, restriction or court order in connection with the enforcement of disclosure requirements relating to PSCs.

1.8 No Group Company is unable to pay its debts, whether within the meaning of section 123 Insolvency Act 1986 (without any requirement to prove any matter referred to in that section to the satisfaction of the court) or otherwise, and no Group Company has stopped or suspended payment of its debts. So far as the Warrantors are aware, there are no circumstances likely to result in any Group Company becoming unable to pay such debts, or stopping or suspending payment of such debts, during the six months following the date of this Agreement.

1.9 No Insolvency Proceedings in relation to any Group Company or (if applicable) any part of its assets or undertaking have commenced, are pending or threatened, or are being contemplated by any Group Company, and so far as the Warrantors are aware, there are no circumstances that entitle or may entitle any person to commence any such Insolvency Proceedings.

1.10 No Group Company has been the subject of any Insolvency Proceedings, nor have any Insolvency Proceedings been pending or threatened against any Group Company or contemplated by any Group Company, in any case during the six months ending on the date of this Agreement.

1.11 Each Group Company has been duly incorporated or formed and is validly existing under the law of its place of incorporation or formation.

1.12 Except as stated in Part 2 of Schedule 2 no Group Company: (a) has any interest in any shares, debentures, or securities of, or any ownership interest in, any undertaking; (b) is under a subsisting obligation to acquire any such interest; or (c) is a PSC in relation to any undertaking that is required to keep a register (or equivalent record) of people with significant control over the undertaking.

1.13 No Group Company has any agency, branch, permanent establishment or place of business, or its central administration, outside the United Kingdom.

2. Accounts and Projections

The Accounts

2.1 The Accounts complied (in all material respects) with law and UK GAAP applicable as at the Accounts Date.

2.2 The individual accounts of each Group Company included within the Accounts give a true and fair view of the assets, liabilities and financial position of the relevant Group Company as at the Accounts Date and of the profit or loss of the relevant Group Company for the financial year ended on such date.

2.3 The group accounts of the Company included within the Accounts give a true and fair view of the assets, liabilities and financial position of the Group as a whole as at the Accounts Date and of the profit or loss of the Group as a whole for the financial year ended on such date.

2.4 The Accounts have been prepared: (a) using the same accounting principles, policies, estimates, methodologies and categorisations as those used; and (b) applying those accounting principles, policies, estimates, methodologies and categorisations in a manner (including as to the exercise of discretion and judgement) consistent with the way in which they were applied; in the preparation of the annual accounts of the Group (including the group accounts of the Company) in each of the two financial years prior to the financial year ending on the Accounts Date.

2.5 The Accounts were not affected by any exceptional, extraordinary, unusual or non-recurring items or transactions not on an arm’s length basis.

2.6 At the Accounts Date no Group Company had any liability (whether actual or contingent) or outstanding capital commitment that was not fully disclosed, provided for or noted in the Accounts.

2.7 The Accounts have been audited by an individual or firm registered to act as auditors in the United Kingdom and the auditor’s reports on the Accounts are unqualified.

Management Accounts

2.8 The Management Accounts:

2.8.1 have been prepared in good faith and with due care applying accounting principles, policies, methodologies, categorisations, discretion and judgement in a manner consistent with the way in which they were applied in preparing the Accounts; and

2.8.2 fairly reflect without material misstatement the assets, liabilities and financial position of the Group as a whole as at the Management Accounts Date, and the profit or loss of the Group as a whole for the 4 month period ended on that date.

2.9 As at the Management Accounts Date, no Group Company had any liability (whether actual or contingent) or outstanding capital commitment that was not fully disclosed, provided for or noted in the Management Accounts.

2.10 From the Management Accounts Date ending on the date of this Agreement:

2.10.1 no cash has been paid to any Seller or its Associates by or on behalf of any Group Company;

2.10.2 no bonus (whether or not conditional on Completion or relating to Completion) plus any related social security (or equivalent) employee and employer contributions to such bonuses), gift, gratuitous payment or other non-contractual payment has been declared, awarded or become due (unpaid or paid) by or on behalf of any Group Company to any Seller or its Associates;

2.10.3 no costs, fees or expenses or other sums (howsoever incurred, including to advisers or otherwise) have been incurred or are to be incurred by any Group Company in connection with the sale of the Sale Shares and Loan Notes or any other transactions contemplated by this Agreement or in respect of any Transaction Document;

2.10.4 the terms of remuneration received by any Seller or its Associates from any Group Company have not been increased;

2.10.5 no assets, rights or other benefits of the Group have been transferred to, surrendered to or acquired from any Seller or its Associates by any Group Company;

2.10.6 no liabilities of any Seller or its Associates have been assumed, indemnified or incurred by any Group Company;

2.10.7 no guarantee or indemnity relating to the obligation of a third party other than a Group Company, for the benefit of any Seller or its Associates have been entered into by any Group Company;

2.10.8 no dividend or distribution of profits or assets (including any distribution as defined in Chapters 2 to 5 of Part 23 CTA 2010 and extended by section 1064 CTA 2010) or return of capital has been paid or declared or made by any Group Company to or in favour of any Seller or its Associates;

2.10.9 no Group Company has waived or forgiven (wholly or in part and whether contractually or not) any liability, obligation or debt owed by a Seller or its Associates;

2.10.10 no share or loan capital of any Group Company or other securities of them has been issued to a Seller or its Associates;

2.10.11 no share or loan capital of any Group Company held by a Seller or its Associates has been redeemed, purchased or repaid;

2.10.12 no Group Company has waived or forgiven (wholly or in part and whether contractually or not) any claim against any Seller or its Associates;

2.10.13 no agreement or commitment to do any of the matters or things referred to in (4.1.1) to (4.1.12) (both inclusive) has been entered into; and

2.10.14 there has been no charge to Tax suffered by any Group Company in relation to sub-paragraphs (4.2.1) to (4.2.13) (both inclusive).

Financial Projections

2.11 The Financial Projections:

2.11.1 have been prepared in good faith and with due skill, care and diligence, and are honestly believed by the Warrantors to be fair and reasonable in all material respects;

2.11.2 are based on assumptions that are honestly believed by the Warrantors to be reasonable and consistent with the current operations and future plans of the Group as at the date of this Agreement; and

2.11.3 reflect the Warrantors’ best estimate of the future financial performance of the Group, based on the information available at the time of preparation.

Distributions

2.12 All dividends and distributions declared, made or paid by any Group Company at any time in the six years prior to the date of this Agreement were declared, made or paid in accordance with applicable law, the then articles of association or equivalent constitutional document of the relevant Group Company and any applicable agreement with any third party.

Position since 30 September 2024

2.13 Since 30 September 2024:

2.13.1 each Group Company has carried on its business in the ordinary course of business and no Group Company has entered into any agreement, commitment or arrangement otherwise than in good faith and on arms’ length terms;

2.13.2 there has been no material adverse change in the financial or trading position, operations or prospects of the Group taken as a whole and there are no circumstances likely to give rise to such a change other than circumstances likely to affect generally the industry in which the Group operate;

2.13.3 there has been no material increase in operating expenses, or material decrease in turnover, of the Group as a whole by comparison with the same period in the previous financial year or with the budget of the Group for the current financial year;

2.13.4 no Group Company has disposed of or acquired, or agreed to dispose of or acquire, or is negotiating to dispose of or acquire any interest in: (a) the business of, or all or substantially all of the assets of, any undertaking; or (b) any shares, debentures or other securities or rights to share in the capital or profits of any undertaking;

2.13.5 no Group Company has written off or released, or agreed to write off or release, any debt owing to it;

2.13.6 there has been no material increase or decrease in the levels of stock and work-in-progress of each Group Company as compared to the levels of stock and work-in-progress maintained during the financial year ended on 30 September 2024;

2.13.7 no Group Company has made or agreed to make material capital expenditure nor have the Group together made or agreed to make material capital expenditure;

2.13.8 no Group Company has, or would be deemed to have, declared, made or paid any dividend or other distribution and no Group Company has agreed, or would be deemed to have agreed, to do so;

2.13.9 no Group Company has incurred, or agreed to incur, any material liability (whether actual or contingent) other than in the ordinary course of its business;

2.13.10 no resolution of the shareholders of any Group Company has been passed or proposed or circulated to those shareholders; and

2.13.11 no material customer or material supplier of any Group Company has ceased to deal, or has notified any Group Company that it intends to cease to deal or to deal on a smaller scale, with any Group Company or has changed, or notified any Group Company that it wishes to change, the terms on which it deals with any Group Company to the disadvantage of any Group Company.

3. Debts, grants and trading

Debtors and creditors

3.1 There are no material debts owing to any Group Company (whether or not due for payment) other than trade debts incurred in the ordinary course of business and debts owing by other Group.

3.2 No debtor has notified any Group Company that it intends to exercise any right of counterclaim, deduction or set-off in relation to any debt owed by it or has requested that any Group Company extend the time in which it is required to make payment of any debt.

3.3 No Group Company has any material liability (whether actual or contingent) to pay any sum, (including any commission) to its auditors, solicitors or other advisers, in relation to the sale, or preparation for the sale, of the Shares.

Borrowings and Encumbrances

3.4 Other than the Loan Notes, the Group has not entered into any other financial facility or indebtedness.

3.5 Other than as set out in the Piper Security Documents and the Hilco Security Documents, no Group Company has granted, or agreed to grant, any Encumbrance over any of its assets.

3.6 All charges in favour of any Group Company that require registration have been duly registered and are valid and enforceable.

3.7 No Group Company has lent any money that has not been repaid.

Government grants

3.8 No Group Company has at any time applied for or received any grant, loan, investment, subsidy or financial assistance from any Authority (whether local, national, international or otherwise).

Significant customers and suppliers

3.9 So far as the Warrantors are aware, no material customer or material supplier is likely to cease to deal with any Group Company, or to deal with any Group Company on a materially reduced scale, or to change the terms on which it deals with any Group Company to the detriment of that Group Company, after the date of this Agreement or as a result of the proposed Transaction.

4. Compliance and Litigation

Definitions

Conduct of business

4.1 Each Group Company has conducted its business and dealt with its assets in all material respects in accordance with applicable laws.

4.2 No Group Company or] so far as the Warrantors are aware, any of its officers, agents or employees (during the course of their duties in relation to the business of the relevant Group Company) has done or omitted to do anything which is in material contravention of any applicable law or of any requirement of any Authority to which it is subject or submits.

Proceedings and Investigations

4.3 No Group Company is, or has (during the three years ending on the date of this Agreement) been:

4.3.1 engaged in any Proceedings, whether as claimant or defendant or in any other capacity;

4.3.2 subject (directly or indirectly) to any Investigation;

4.3.3 the subject of any order, judgment, decision or ruling of any Authority in any jurisdiction; or

4.3.4 in material dispute with any person in relation to any matter;

and no such Proceedings, Investigations, orders, judgments, decisions, rulings or disputes are pending or threatened by or against any Group Company and, so far as the Warrantors are aware, there are no circumstances likely to give rise to any such Proceedings, Investigations, orders, judgments, decisions, rulings or disputes.

4.4 No Group Company is or will be a party to, or incur any further expenditure in relation to, any Proceedings in connection with the Yitron Claim. No Group Company has received any notice from or on behalf of Yitron in connection with the Yitron Claim in the twelve months preceding the date of this Agreement.

5. Sanctions and Financial Crime

In this paragraph 5:

“Sanctions Authority” means:

(a) the United Kingdom, the United States of America, the European Union and any of its members states, and the United Nations;

(b) any Authority of any state, country, organisation or body listed in paragraph (a) of this definition; and

(c) any government, international organisation or body, or Authority having jurisdiction over any of: (i) any Group Company; (ii) any Seller or any Associate of any Seller; or

(iii) any member of the Buyer’s Group; or any part of their respective businesses or operations;

“Sanctions List” means any list issued or maintained from time to time by a relevant Sanctions Authority designating or identifying persons as being subject to a Sanctions Regime;

“Sanctions Regime” means any law or Regulatory Requirement relating to economic or financial sanctions, export controls or trade embargoes, or any restrictive measures, in each case from time to time imposed, administered or enforced by a relevant Sanctions Authority; and

“Sanctions Target” means a person:

(a) listed on a Sanctions List, or owned or controlled directly or indirectly (within the meaning of any relevant Sanctions Regime) by a person listed on a Sanctions List, or acting on behalf of a person listed on a Sanctions List; or

(b) located, resident or domiciled in, or incorporated or organised under the laws of, any territory or country that is subject to any general restrictions or embargoes imposed by any Sanctions Regime; or

(c) identified by any Sanctions Authority as being subject to restrictions imposed by a Sanctions Regime;

and any government, or person acting on behalf of, or directly or indirectly owned or controlled by any government, of a territory or country that is subject to any general restrictions or embargoes imposed by any Sanctions Regime.

The Group’s Sanctions Compliance

5.1 No Group Company has at any time committed any offence under, or otherwise contravened, any Sanctions Regime (whether as a result of its own acts or omissions or those of any other person).

5.2 No Group Company is, or has (during the three years ending on the date of this Agreement):

5.2.1 been a Sanctions Target;

5.2.2 been engaged (directly or indirectly) in any conduct, operations, transactions or dealings with or for the benefit of any Sanctions Target;

5.2.3 operated in any territory or country that is subject to restrictions imposed by any Sanctions Regime where such operations are or were in contravention of any applicable Sanctions Regime; or

5.2.4 been engaged (directly or indirectly) in any conduct, operations, transactions or dealings that could result in that person becoming a Sanctions Target.

5.3 So far as the Warrantors are aware, no director, employee or officer of, or person performing services for or on behalf of, any Group Company is, or has (during the three years ending on the date of this Agreement):

5.3.1 been a Sanctions Target;

5.3.2 (acting in their role in relation to that Group Company) been engaged (directly or indirectly) in any conduct, operations, transactions or dealings with or for the benefit of any Sanctions Target;

5.3.3 operated in any territory or country that is subject to restrictions imposed by any Sanctions Regime; or

5.3.4 been engaged (directly or indirectly) in any conduct, operations, transactions or dealings that could result in that person becoming a Sanctions Target.

The Sellers’ Sanctions Compliance

5.4 So far as the Warrantors are aware, no Seller has at any time committed an offence under, or otherwise contravened, any applicable Sanctions Regime (whether as a result of their own acts or omissions or those of any other person).

Financial crime and Anti-corruption

5.5 In paragraphs 5.5 to 5.10:

“Financial Crime and Anti-corruption Laws” means all applicable law and Regulatory Requirements relating to anti-bribery, anti-corruption, the prevention of tax evasion, money laundering, terrorist financing, financial crime and fraud in any jurisdiction (including the Bribery Act 2010, the Criminal Finances Act 2017, sections 196 to 198 Economic Crime and Corporate Transparency Act 2023, the Proceeds of Crime Act 2002, the Terrorism Act 2000 and the Money Laundering Regulations 2017).

5.6 No Group Company has (whether as a result of its own acts or omissions or those of any other person) and no director, employee or officer of, or person performing services for or on behalf of, any Group Company (acting in their role in relation to any Group Company or with the intention of benefiting any Group Company), has, at any time, committed any offence under, or otherwise contravened, any Financial Crime and Anti-corruption Laws.

5.7 So far as the Warrantors are aware, no director, employee or officer of, or person performing services for or on behalf of, any Group Company is, or has during the period of three years ending on the date of this Agreement been, engaged in any Proceedings, or subject to any Investigation, relating to any actual or alleged contravention of Financial Crime and Anti-corruption Laws arising out of the conduct of that person in their role in relation to any Group Company or otherwise relating to the business or affairs of any Group Company; no such Proceedings or Investigations are pending or threatened and, so far as the Warrantors are aware, there are no circumstances likely to give rise to any such Proceedings or Investigation.

Sanctions, Financial Crime and Anti-corruption Policies and Procedures

5.8 Each Group Company has in place (and has, at all relevant times, had in place) up-to-date:

5.8.1 technical and organisational systems and controls; and

5.8.2 policies and procedures (including training programmes);

designed to ensure compliance with any applicable Sanctions Regime and any Financial Crime and Anti-corruption Laws and to prevent any director, employee or officer of, or person performing services for or on behalf of, any Group Company, from undertaking any conduct that could result in a Group Company committing an offence under any applicable Sanctions Regime or any Financial Crime and Anti-corruption Laws.

5.9 The systems, controls, policies and procedures referred to in paragraph 5.8 are sufficient to constitute:

(a) adequate procedures within the meaning of section 7(2) Bribery Act 2010; and

(b) such prevention procedures as it would be reasonable to expect that Group Company to have in place within the meaning of section 45(2) or section 46(3) Criminal Finances Act 2017.

5.10 ADVANCE \l 0 \* MERGEFORMAT Each Group Company implements regular staff training on, and has regularly monitored and reviewed the technical and organisational systems and controls and the policies and procedures referred to in paragraph 5.8.

6. Contracts

Definitions

6.1 In this paragraph 6:

“agreement” includes any agreement, arrangement, undertaking, instrument or commitment; and

“Material Contract” means an agreement under which a Group Company has rights or by which it is bound or to which it is a party, and that is of material importance to the financial or trading position, operations or prospects of any Group Company.

Group Company contracts

6.2 No Group Company has any rights under, or is bound by or a party to, any agreement (and no Group Company has submitted an offer or tender that is capable of being converted into an agreement):

6.2.1 that is not in the ordinary course of business of that Group Company;

6.2.2 that is not on arm’s length terms;

6.2.3 that is not capable in accordance with its terms of being performed in full within six months of the date on which it was entered into;

6.2.4 that limits the ability of any Group Company to carry on any business anywhere in the world in any manner it thinks fit;

6.2.5 that involves agency or distributorship;

6.2.6 that involves partnership, consortium, joint venture or arrangements for sharing income, profits, losses or expenses; and

6.2.7 pursuant to which any Group Company has acquired or disposed of any shares or any business and remains subject to any actual or contingent liability.

6.3 Each Material Contract is in full force and effect, is binding and enforceable in accordance with its terms and no Material Contract is voidable by any party to it.

6.4 No Group Company has given notice to a counterparty to any Material Contract of any breach of, or default under, that contract by the counterparty and, so far as the Warrantors are aware, no such counterparty is in breach of, or default under, any such contract and there are no circumstances likely to give rise to any such breach or default.

6.5 No Group Company has given or received notice to terminate or vary any Material Contract and, so far as the Warrantors are aware, there are no circumstances likely to lead to any such notice being given or received.

Powers of attorney and authorities

6.6 No Group Company has given any power of attorney, or express authority to bind or commit it to any obligation, that is in force at the date of this Agreement.

Guarantees

6.7 No person other than another Group Company has given or entered into any Assurance, that is subsisting at the date of this Agreement, in respect of any obligation of any Group Company, and nor has any such person agreed to do so.

6.8 No Group Company has given or entered into any Assurance, that is subsisting at the date of this Agreement, in respect of any obligation of any person (other than a wholly-owned Subsidiary), and nor has any Group Company agreed to do so.

6.9 No Group Company has given or entered into any Assurance, that is subsisting at the date of this Agreement, in respect of any obligation of another Group Company, except in the ordinary course of its business, and nor has any Group Company agreed to do so.

Related party contracts and arrangements

6.10 No Group Company has, at any time during the period of six years ending on the date of this Agreement, transferred or agreed to transfer any asset to, or received or agreed to receive any asset from:

6.10.1 any Seller or any person who was, at the relevant time, an Associate of any Seller, other than by way of sale for market value or by way of lawful distribution or dividend; or

6.10.2 any person who was, at the relevant time, a director of any Group Company, or (so far as the Warrantors are aware) a person connected (within the meaning of section 252 Companies Act 2006) with any such director.

Effect of Agreement

6.11 The sale of the Shares to the Buyer and the performance by the parties of their obligations under this Agreement:

6.11.1 will not result in a breach of, or constitute a default under, any Material Contract; and

6.11.2 will not create or accelerate any obligation of any Group Company or cause or require any Group Company to lose or dispose of any right or asset or any interest in any right or asset, including by way of the imposition or crystallisation of any Encumbrance.

7. Assets and Insurance

Ownership, possession and sufficiency of assets

7.1 The assets included in the Accounts, together with any assets acquired since the Accounts Date and all other assets used by the Group in connection with their respective businesses (except for those assets disposed of since the Accounts Date in the normal course of business):

7.1.1 are legally and beneficially owned by the relevant Group Company, which has good and marketable title to such assets; and

7.1.2 save as Disclosed, are not the subject of any finance lease, hire purchase agreement, rental agreement or credit sale agreement or any licence or factoring arrangement.

7.2 None of the assets, undertaking or goodwill of any Group Company is subject to an Encumbrance or to any agreement or commitment to create an Encumbrance, and no person has claimed to be entitled to create such an Encumbrance.

7.3 All of the tangible assets owned by any Group Company, or that any Group Company has the right to use, are in the possession and ownership, or under the control, of that Group Company.

7.4 No Group Company is, or has been, a party to any transaction pursuant to or as a result of which any material asset or right owned or purportedly owned by a Group Company is, or may become, liable to be transferred or re-transferred to another person.

Insurance

7.5 All conditions of the subsisting insurance policies of each Group Company have been complied with, all premiums due on such policies have been paid and, so far as the Warrantors are aware, there are no circumstances in relation to any Group Company likely to result in an increase in premium or to affect renewal adversely.

7.6 So far as the Warrantors are aware, no act or omission by or on behalf of any Group Company has rendered void or voidable, or given rise to any breach of, any subsisting insurance policy of any Group Company.

Stock

7.7 The stocks held by each Group Company are not excessive and are adequate in relation to the current trading requirements of that Group Company.

7.8 None of the stock of any Group Company:

7.8.1 is obsolete, unusable or unsaleable in the ordinary course of business in accordance with its current price list without rebate or allowance; or

7.8.2 fails to comply with any applicable law, Regulatory Requirement or standard.

8. Property

Title

8.1 Except for the Properties, no Group Company owns, lets, occupies or uses any property or has any legal or equitable right, or any other interest, right or obligation, in or in relation to any property.

8.2 The Properties are all occupied solely by a Group Company.

Information

8.3 All of the information contained in Schedule 7 is complete and accurate.

Liabilities

8.4 No Group Company has any liability (whether actual or contingent) under any guarantee or indemnity in respect of any land or buildings.

8.5 So far as the Warrantors are aware, there is:

8.5.1 no outstanding order, notice or requirement of any Authority affecting any Property or involving material or ongoing expenditure in compliance with it and there are no circumstances which may result in any such order or notice being made or received or in there being any such requirement; and

8.5.2 no outstanding claim or liability (whether actual or contingent) under any applicable law in respect of any Property, or under any statutory agreement or undertaking affecting any Property.

Compliance, adverse notices and disputes

8.6 The current use of each Property as set out in Schedule 7 is a lawful and permitted use under planning law and relevant Regulatory Requirements. No Group Company has failed to comply with any planning law or Regulatory Requirement or consent or statutory obligation affecting any of the Properties or their use.

8.7 No Group Company has been notified of any challenge to any permission or consent relating to any of the Properties or of any outstanding compulsory purchase notice, closing demolition or clearance order, enforcement notice, stop notice or any statutory notice affecting any of the Properties.

8.8 No Group Company is in dispute with any neighbouring owner with respect to: any boundary wall or fence relating to any of the Properties; any easement, or right over or means of access to or from any of the Properties; or any other matter relating to any of the Properties; and, so far as the Warrantors are aware, there are no circumstances which are likely to give rise to any such dispute.

Condition of the Properties

8.9 The buildings and other structures on or comprising the Properties are in good and substantial repair and condition and fit for the purposes for which they are used. The Properties have all rights, easements and services (including all mains services) necessary for their use as set out in Schedule 7, or for their maintenance and repair.

8.10 No buildings or structures have been constructed or extensions or major alterations carried out at the Properties in the last six years.

8.11 There are no development works, redevelopment works or fitting out works currently outstanding or underway in respect of any of the Properties.

8.12 In relation to each Property against which its name appears in Schedule 7, each Group Company has paid the rent and observed and performed the covenants and obligations on the part of the tenant and the conditions contained in the relevant Lease and in any supplemental or collateral documentation.

8.13 All notices given and requirements notified by the landlord under any Lease have been complied with.

8.14 All the Leases are in full force. No notice has been served by the landlord or by any Group Company exercising any break right under any Lease.

8.15 The licences, consents and approvals required from the landlords and any superior landlords under the Leases have been obtained and there are no outstanding applications for any such licences, consents or approvals.

8.16 No rent review is outstanding or in progress under any of the Leases.

8.17 The landlord has not exercised the option to tax or elected to waive VAT exemption in respect of any Property.

8.18 No landlord has re-entered any Property pursuant to any forfeiture right in any Lease nor served any forfeiture notice or other related notice on any Group Company and so far as the Warrantors are aware, there are no circumstances which entitle or may entitle any landlord to re-enter any Property or to serve such a notice.

8.19 So far as the Warrantors are aware, the landlord of each Property has observed and performed the covenants on the part of the landlord and the conditions contained in the relevant Lease and in any supplemental or collateral documentation.

9. Employment

Definitions

9.1 In this paragraph 9:

“Agency Worker” means any individual who is supplied by a third party to work for and under the supervision and direction of any Group Company;

“Consultant” means any individual who is not an Agency Worker, Employee or Worker who has undertaken to do or perform personally, or is supplied to do or perform personally, any work or services for any Group Company;

“Employee” means any director or other individual employed by any Group Company under a contract of employment;

“Relevant Transfer” means a relevant transfer under the Transfer of Undertakings (Protection of Employment) Regulations 2006; and

“Worker” means any director or other individual, who is not an Employee, who is engaged by any Group Company under a contract to do or perform personally any work or services for any Group Company where that Group Company is not, by virtue of such contract, a customer or customer of any profession or business carried on by the individual.

Terms of employment or engagement

9.2 No proposal or commitment has been communicated to any Employee or Worker regarding the introduction, award, increase or improvement of any basic annual salary, fee or any material benefit.

9.3 No Group Company is under any obligation to make any payment on redundancy in excess of the statutory redundancy payment.

9.4 There are no amounts owing by any Group Company:

9.4.1 to any current or former Employee, Worker or Consultant other than the current month’s salary or consultancy payment, any accrued holiday pay, and any unreimbursed expenses; or

9.4.2 in relation to any Agency Worker, other than the current month’s agency fees.

9.5 No gratuitous payment has been made during the period of two years ending on the date of this Agreement in connection with the actual or proposed termination, suspension, or variation, of any contract of employment or engagement of any current or former officer, Employee or Worker, or in relation to any Agency Worker, nor has any such payment been promised or proposed.

Bonus, profit sharing and share option schemes

9.6 There is no scheme or arrangement in operation by or in relation to any Group Company under which any Employee, Worker or Consultant is entitled (or may become entitled) to any payment calculated by reference to the whole or part of the turnover, profits or sales of any Group Company or to any form of bonus, commission or incentive and there is no subsisting commitment to introduce any such scheme or arrangement.

9.7 No Group Company operates any scheme or arrangement under which share benefits are provided in respect of any Employee, Worker or Consultant (or any former Employee, Worker or Consultant) and there is no subsisting commitment to introduce any such scheme or arrangement. No other company provides any such scheme or arrangement in respect of any Employee, Worker or Consultant.

Termination of contracts of employment or engagement

9.8 No Group Company has given or received notice terminating the employment or engagement of any Employee, Worker or Consultant that has not yet expired.

9.9 No Employee, Worker or Consultant is entitled to terminate their employment or engagement or to receive any payment or benefit as a result of the sale of the Shares to the Buyer or the performance by the parties of their obligations under this Agreement.

Loans to Employees or Workers

9.10 Other than annual interest and fee-free season ticket loans, in the six years prior to the date of this Agreement, no Group Company has:

9.10.1 made any loan or advance to;

9.10.2 made any hire agreement with; or

9.10.3 introduced a third party provider of loans or hire agreements to;

any Employee or Worker (or former Employee or Worker); and no Group Company is under any subsisting obligation to make any such loan, advance, hire agreement or introduction.

Trade unions and works councils

9.11 There are no current or proposed agreements or arrangements between any Group Company and any trade union or other body representing the Employees or other individuals engaged in the business of any Group Company and nor are there any works councils or staff associations or employee representatives in place.

9.12 No Group Company is involved in any industrial or trade dispute, or negotiation regarding a claim, with any trade union, group or organisation of Employees or Workers or their representatives and there are no circumstances likely to give rise to such a dispute or claim.

10. Pensions

Definitions

10.1 In this paragraph 10:

“Employee Benefit Scheme” means any agreement, commitment, arrangement, scheme, custom or practice (in each case whether or not (a) enforceable, (b) a registered pension scheme under the Finance Act 2004 and/or (c) funded for in advance) for the payment of any pension, allowance, lump sum or benefit on or after death, accident, retirement or termination of employment (whether voluntary or not) or during any period of sickness or disablement;

“Group Pension Scheme” means the scheme operated by Royal London; and

“Relevant Person” means any worker, employee or director, or any former employee or director, of any Group Company or any individual who at any time has undertaken to do or perform personally, or has been supplied to do or perform personally, any work or services for any Group Company.

Pension arrangements

10.2 Except for the Group Pension Scheme, no Group Company:

10.2.1 operates, has operated or has agreed to operate;

10.2.2 has announced any proposal to enter into or establish; or

10.2.3 contributes to, is bound to contribute to (whether now or in the future and whether such obligation is actual or contingent),

any Employee Benefit Scheme for or in respect of any Relevant Person or any dependant or beneficiary of any Relevant Person.

Contributions and benefits

10.3 Each Group Company has paid all contributions due from it under the Group Pension Scheme and in accordance with any applicable requirements.

10.4 The only obligation that any Group Company has in relation to the Group Pension Scheme is to pay contributions at 5%:

10.5 The Group Pension Scheme provide, and has at all relevant times provided, only money purchase benefits within the meaning of section 181 Pension Schemes Act 1993 and no assurance, promise or guarantee has been given to any person as to the level or amount of benefit to be provided.

10.6 All benefits payable on death, ill-health, incapacity or similar circumstances of a Relevant Person are covered for insurance by an insurance company (within the meaning of section 275 Finance Act 2004) at its normal rates and on its normal terms for persons in good health; all relevant premiums payable under any such policy have been paid; and there are no grounds on which the relevant insurance company could avoid liability under the applicable policy.

Administration and legal compliance

10.7 In relation to the Group Pension Scheme:

10.7.1 no event has occurred which could trigger winding-up; and

10.7.2 all actuarial, consultancy, legal and other fees, insurance premiums, taxes, charges or expenses have been paid, and no services have been provided for which an account or invoice has not been rendered.

10.8 Each Group Company has complied with all applicable legal and administrative requirements as regards its automatic enrolment obligations and there are no circumstances likely to give rise to the Pensions Regulator issuing a notice, fine or sanction for non-compliance.

11. Intellectual Property

Definitions

11.1 In this paragraph 11:

“Business Intellectual Property” means Intellectual Property owned, held for use or used by any Group Company;

“Confidential Information” means know-how, trade secrets, customer and supplier lists and all other information which is confidential in nature;

“Intellectual Property” means patents, rights to inventions, Trade Marks, goodwill, the right to sue for passing off and unfair competition, domain names, database rights, rights in designs, copyright, topography rights, Confidential Information, and all other intellectual property rights in any part of the world, in each case whether registered or unregistered and including all applications for, and renewals or extensions of, and rights to claim priority from, such rights;

“Licence In” means a licence of Intellectual Property which has been granted to any Group Company;

“Licence Out” means a licence of Intellectual Property which has been granted by any Group Company to any third party including any other Group Company;

“Registered Intellectual Property” means Intellectual Property (including patents, registered copyrights, registered Trade Marks, domain names and registered designs) which is, or is in the process of being, registered at any registry in any part of the world, and which is owned by any Group Company; and

“Trade Marks” means all trade marks, service marks, business and trading names, styles, logos and get-ups (whether registered or unregistered) in any part of the world.

Ownership and licences

11.2 Each Group Company is:

11.2.1 the sole legal and beneficial owner of the goodwill symbolised by the Trade Marks that are used by that Group Company;

11.2.2 the sole legal and beneficial owner of the Intellectual Property (including patents, registered copyrights, registered Trade Marks, domain names and registered designs) which is, or is in the process of being, registered in the name of that Group Company at any registry in any part of the world; and

11.2.3 the sole legal and beneficial owner of, or has a valid and subsisting written Licence In to use, all of the Intellectual Property that is not referred to in paragraphs 11.2.1 and 11.2.2 and that is used by that Group Company.

11.3 The Intellectual Property that is owned by any Group Company and, so far as the Warrantors are aware, all other Business Intellectual Property, is valid, enforceable and subsisting.

11.4 The validity, enforceability and subsistence of the Intellectual Property that is owned by any Group Company, and the right, title and interest of any Group Company in such Intellectual Property is not currently, and has not in the last six years been, the subject of any challenge or claim, or threatened challenge or claim; and so far as the Warrantors are aware, there are no circumstances likely to give rise to any such challenge or claim.

11.5 There are no Licences In or Licences Out that are material to the business of any Group Company.

11.6 Save in respect of any payment under a Licence In to use generally commercially available computer software on standard terms, the use of any Business Intellectual Property by any Group Company is not subject to any royalty or other payment and no circumstances exist which will cause any royalty or other payment to become due.

Maintenance

11.7 All Licences In and Licences Out and documents (if any) material to the right, title and interest of any Group Company to any Business Intellectual Property are in the possession of the relevant Group Company.

11.8 Each Group Company has paid all fees due in respect of Registered Intellectual Property.

11.9 There is no Intellectual Property owned by any Group Company that will expire within six months following the date of this Agreement.

Adequacy of rights

11.10 No Business Intellectual Property is subject to any Encumbrance, limitation or restriction (whether as to term, territory, the scope of rights granted or otherwise) that is inconsistent with the operation of any Group Company’s business.

11.11 The Intellectual Property owned by the Group and the Intellectual Property the subject of any Licences In comprise all the Intellectual Property that is necessary to allow the Group to carry on their business as carried on in the 12 months ending on the date of this Agreement.

Dealings

11.12 Save for the Licences Out, no Group Company has authorised or otherwise permitted, expressly or by implication, any use by a third party of any Intellectual Property owned by any Group Company.

11.13 No Group Company has granted to any third party any right, interest, waiver or covenant not to assert in respect of any Intellectual Property owned by any Group Company.

11.14 So far as the Warrantors are aware, no action or omission has been taken or made by any person that would jeopardise the validity, enforceability or subsistence of any Intellectual Property owned by any Group Company (including any acquiescence in the activities of third parties) or affect the reputation of the Trade Marks owned by any Group Company.

Infringements

11.15 No material claim has been made by a third party in the previous three years alleging that any Group Company has infringed or is infringing any Intellectual Property owned by a third party. So far as the Warrantors are aware, no circumstances exist which are likely to give rise to such a claim.

11.16 No claim has been made by any Group Company in the previous three years alleging that a third party has infringed or is infringing any Intellectual Property owned by any Group Company. So far as the Warrantors are aware, no circumstances exist which are likely to give rise to such a claim.

Creation of Intellectual Property

11.17 All persons retained, commissioned, employed or engaged by any Group Company from time to time and who, in the course of such engagement created, discovered, conceived or developed work in which Intellectual Property subsists, are bound by agreements with the relevant Group Company whereby all such Intellectual Property vests in or is assigned to that Group Company and all moral rights are irrevocably and unconditionally waived. All such agreements contain terms that prevent such parties disclosing that Group Company’s Confidential Information. No such person has, or has made any claim to, any right, title or interest in or in respect of such Intellectual Property or to any compensation or remuneration in relation to such Intellectual Property, whether under section 40 Patents Act 1977 (or equivalent law or regulation in any jurisdiction) or otherwise.

Confidential Information

11.18 All Confidential Information of each Group Company has at all times been kept confidential and has not been disclosed to any third party (otherwise than subject to a binding confidentiality agreement). Each Group Company complies with, enforces and operates procedures that maintain such confidentiality.

12. Information Technology

Definitions

12.1 In this paragraph 12:

“BCDR Plan” has the meaning given in paragraph 12.7.3;

“Cloud Service” means a computer system that is hosted by a third party supplier where such third party supplier hosts software on its own hardware and permits remote access to such hosted software;

“Hardware” means computer hardware or networks;

“Information Technology Systems” means all communications systems and computer systems used by each Group Company including all Hardware, Software, and websites, but excluding networks generally available to the public;

“Open Source Licence” an “open source”, “copyleft” or similar type of licence (including any GNU General Public License, Library General Public License, Lesser General Public License, Mozilla License, Berkeley Software Distribution License, Open Source Initiative License, MIT, Apache and Public Domain licenses);

“Shrinkwrap Software” means third party software sold in a standard configuration and readily available to the public on standard terms and conditions;

“Social Media” means any websites, software applications, services and databases that use the internet to enable users to create, share or exchange content or information, to participate in social or business networking or to store customer contact information or data (including LinkedIn, Twitter and Facebook);

“Social Media Accounts” means any accounts, pages, handles, feeds and tags in relation to Social Media that have been or are created, used or registered by or on behalf of or in relation to any Group Company; and

“Software” means software used in connection with the business of each Group Company, as that business is currently conducted or contemplated to be conducted, including any Cloud Service, Shrinkwrap Software, and firmware that relates to, or is comprised in, Hardware, together with all supporting documentation and materials necessary to enable a user to make full use of the functionality of, or to administer effectively, such software and firmware.

Identification and Rights

12.2 All Information Technology Systems are:

12.2.1 legally and beneficially owned by the relevant Group Company or, in relation to Software comprised within the Information Technology Systems, such Software is either:

(a) legally and beneficially owned by the relevant Group Company; or

(b) comprises generally commercially available Software licensed to the relevant Group Company on standard terms;

12.2.2 in the exclusive possession and control of the relevant Group Company; and

12.2.3 free from any Encumbrance, and are not the subject of any agreement for lease, hire, hire purchase, sale on deferred terms or any similar arrangement.

12.3 Each Group Company holds all the rights necessary to use the Information Technology Systems in the manner in which they have been used by that Group Company during the 12 months ending on the date of this Agreement.

Functionality of Information Technology Systems

12.4 There has been no material disruption or interruption to the business of any Group Company in the 12 month period ending on the date of this Agreement due to failure or breakdown of the Information Technology Systems or any part of the Information Technology Systems, used by it and, so far as the Warrantors are aware, there are no circumstances likely to give rise to such a disruption or interruption.

12.5 No Group Company has any plans in place or under consideration, or has any need, to change, replace, develop or update the Information Technology Systems used by it or introduce any new information technology systems and no such change, replacement, development or update is underway.

Security of the Information Technology Systems

12.6 No Group Company has suffered a material breach of security in relation to any of its Systems.

12.7 Each Group Company maintains and keeps up-to-date:

12.7.1 adequate procedures, processes and software: (a) to protect the Information Technology Systems and any data (including personal data within the meaning of UK GDPR) held on the Information Technology Systems; (b) to prevent any accidental or unlawful destruction, loss or alteration of, or any unauthorised disclosure of or access to, any such data; and (c) to prevent the introduction of viruses or similar destructive code;

12.7.2 adequate procedures for the taking and storing on-site and off-site of back-up copies of the Software used by it and any data held on the Information Technology Systems; and

12.7.3 back-up systems and disaster recovery systems and procedures sufficient to enable it to continue to function without any material disruption or interruption if there is a failure or breakdown of any part of the Information Technology Systems or the destruction, corruption or loss of access to any of the data held on the Information Technology Systems (“BCDR Plan”).

Part 3

Buyer Warranties

1. BUYER WARRANTIES

Organisation, authority and enforceability

1.1 The Buyer is a corporation validly existing and in good standing under the laws of the State of Delaware.

1.2 The Buyer has full corporate power and authority to:

1.2.1 enter into this Agreement and each other agreement, certificate, instrument and document executed and delivered, by the Buyer in connection with this Agreement (collectively, the “Buyer Documents”); and

1.2.2 carry out its obligations hereunder and to consummate the transactions contemplated hereby and thereby.

1.3 The execution, delivery and performance by the Buyer of this Agreement and the Buyer Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate actions on the part of the Buyer.

1.4 This Agreement when executed and delivered by the Buyer, will have been duly executed and delivered by the Buyer.

1.5 This Agreement and each of the Buyer Documents are, or when executed by the Buyer will be valid and binding obligations of the Buyer (assuming due authorization, execution and delivery by the other parties hereto and thereto), enforceable against the Buyer in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

No Conflicts

Consents

1.6 The execution, delivery and performance by the Buyer of this Agreement or any Buyer Document, and the consummation of the transactions contemplated hereby and thereby, do not and will not (with or without notice or lapse of time, or both): (a) violate or conflict with the certificate of formation or operating agreement of the Buyer; or (b) violate or conflict with any Order, statute, law, ordinance, rule or regulation applicable to the Buyer.

1.7 No consent, approval, waiver or authorization is required to be obtained by the Buyer from any Person (including any Governmental Authority) in connection with the execution, delivery and performance by the Buyer of this Agreement or any Buyer Document and the consummation of the transactions contemplated hereby and thereby.

Legal Proceedings

1.8 There is no Action of any nature pending or, to the Buyer’s knowledge, threatened against or by the Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Buyer’s knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Issuance of Closing Shares and Earn-Out Shares.

1.9 The Initial Consideration Shares (and any shares of Common Stock issuable upon conversion thereof) and any Additional Consideration Shares to be issued to the Sellers have been duly authorized and will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and non-assessable, free and clear of any Encumbrances, and will be duly issued in uncertificated book-entry form through the Buyer’s transfer agent (unless otherwise determined by the Buyer in its sole discretion).

Bad Actor

1.10 No officer or director of the Buyer would be disqualified under Rule 506(d) of the Securities Act (“Rule 506”) on the basis of being a “bad actor” as defined under Rule 506.

Brokers

1.11 No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer.

Capitalization

1.12 As of the date of this Agreement, the authorized capital stock of the Buyer consists of 900,000,000 shares of Common Stock, par value $0.0001 per share, of which:

1.12.1 8,203,594 shares are issued and outstanding,

1.12.2 200,000,000 shares of blank check preferred par value $0.0001, of which:

(a) 10,000,000 shares are designated as Series A Convertible Preferred Stock,

(b) 1,500,000 shares are designated as Series B Preferred Stock and

(c) 5,000,000 shares are designated as Series C Preferred Stock Preferred Stock,

of which

(d) 4,671,071 shares of Series A Convertible Preferred stock were issued and outstanding,

(e) 439,882 shares of Series B Preferred Stock were issued and outstanding,

(f) 1,464,960 shares of Series C Preferred Stock are issued and outstanding.

All issued and outstanding shares of capital stock of the Buyer (i) have been duly authorized and validly issued, (ii) are fully paid and non-assessable, and (iii) were issued in compliance in all material respects with applicable federal and state securities laws and not in violation of any preemptive rights.

1.13 Except as set forth in the Buyer SEC Filings or as disclosed to Sellers in writing, there are no (i) outstanding options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Buyer or obligating the Buyer to issue or sell any shares of capital stock of, or any other interest in, the Buyer; or (ii) voting trusts, proxies or other agreements or understandings with respect to the voting, transfer or registration of any shares of capital stock of the Buyer.

Authorization and Availability of Shares.

1.14 The issuance of the Initial Consideration Shares at the Completion, and the issuance of any shares of Common Stock upon conversion of the Initial Consideration Shares or as Additional Consideration Shares, has been or will be at Completion duly authorized. Upon issuance in accordance with the terms of this Agreement, the Additional Consideration Shares, the Initial Consideration Shares, and any shares of Common Stock issuable upon conversion thereof will be validly issued, fully paid and non-assessable, and not subject to any preemptive rights or similar rights.

1.15 The Buyer has reserved from its duly authorized capital stock a sufficient number of shares of Common Stock to issue: (i) all Initial Consideration Shares (and any shares of Common Stock issuable upon conversion thereof); and (ii) all Additional Consideration Shares that may become issuable pursuant to the terms of this Agreement. There are, and will be, no contractual restrictions or limitations, including under the Buyer’s certificate of incorporation or bylaws, that would prevent or otherwise limit the Buyer’s ability to issue the Initial Consideration Shares or the Additional Consideration Shares.

Schedule 6
Taxation

Part 1
Definitions and Interpretation

1. Definitions and Interpretation

1.1 In this Schedule 6, the headings shall not affect its interpretation and the following expressions bear the following meanings:

“Accounts Relief” means:

(a) any Relief, the availability of which has been shown as an asset in the Accounts; and

(b) any Relief which has been taken into account in computing (and so reducing or eliminating) a provision for deferred tax in the Accounts;

“Buyer’s Relief” means:

(a) an Accounts Relief;

(b) any Relief arising to a Group Company as a result of an Event occurring after Completion or in respect of that part of the Straddle Period which falls after Completion or in respect of a period beginning after Completion;

(c) any Relief arising to a Group Company in the ordinary course of its business as a result of an Event occurring between the Accounts Date and Completion or in respect of the period between the Accounts Date and Completion; and

(d) any Relief, whenever arising, of any member of the Buyer’s Tax Group (other than each Group Company);

“Buyer’s Tax Group” means:

(a) the Buyer; and

(b) any other company or person which is treated as a member of the same group as or otherwise connected or associated with the Buyer for any Tax purpose (including, after Completion, each Group Company);

“CTA 2010” means the Corporation Tax Act 2010;

“Due Date” means the relevant date for payment specified in paragraph 2.1 of Part 4;

“Dispute” shall have the meaning given in paragraph 7.1.2 of Part 4;

“Event” means any payment, act, circumstance, existence of or change in any state of affairs, transaction, arrangement, omission or event of any nature including (for the avoidance of doubt) the execution of this Agreement (or the satisfaction of any condition therein) and Completion;

“Group Relief” means any surrender of group relief pursuant to Part 5 or Part 5A Corporation Tax Act 2010 or Chapter 6A of Part 3 CTA 2009 and any other Relief available between members of a group or connected or associated persons for any Tax purpose;

“HMRC” means HM Revenue & Customs;

“IHT Liability” means a liability for inheritance tax that:

(a) is a liability of a Group Company and arises as a result of a transfer of value occurring or deemed to occur on or before Completion (whether or not in conjunction with the death of any person whenever occurring);

(b) has given rise at Completion to a charge on any of the shares or assets of a Group Company; or

(c) gives rise after Completion to a charge on any of the shares in or assets of a Group Company as a result of the death of any person within seven years of a transfer of value that occurred before Completion, and in determining for the purposes of this Schedule 6 whether a charge on or power to sell or charge any of the shares or assets of a Group Company exists at any time the fact that any inheritance tax is not yet payable or may be paid by instalments shall be disregarded and such inheritance tax shall be treated as becoming due and a charge or power to sell, mortgage or charge as arising, on the date of the transfer of value or other date or event on or in respect of which it becomes payable or arises and the provisions of section 213 IHTA 1984 shall not apply;

“Insolvency Event” in relation to each Warrantor means each of the following:

(a) steps are taken for the appointment of a receiver, administrator, trustee or similar officer over all or any part of its assets;

(b) a petition for bankruptcy is filed against the Warrantor;

(c) the Warrantor takes any step (including without limitation a petition, proposal or convening a meeting) with a view to a general assignment, composition or arrangement (including voluntary arrangements) for the benefit of all the Warrantor’s creditors;

(d) a secured party takes possession of all or substantially all of the assets of the Warrantor;

(e) any distress, attachment, sequestration or execution or other similar process affects any of the assets of the Warrantor; or

(f) any action is taken in any jurisdiction which is similar or analogous to the foregoing;

“Liability for Taxation” means:

(a) any liability of a Group Company to make a payment or increased payment of or on account of or in respect of Tax (whether or not such liability has been discharged), and regardless of whether such liability is primarily payable by or for the account of a Group Company and/or whether a Group Company has or may have any right of reimbursement against or right of recovery from any other person(s), in which case the amount of the Liability for Taxation shall be the amount of the actual payment;

(b) the Loss of an Accounts Relief, in which case the amount of the Liability for Taxation will be the amount of Tax that would (on the basis of Tax rates current at the date of such Loss) have been saved but for such Loss assuming for this purpose that the relevant Group Company had sufficient profits or was otherwise in a position to use the Relief or where the Relief is a right to repayment of Tax or payment of a payable tax credit, the amount of the repayment or payment so Lost; and

(c) the set off or use of any Buyer’s Relief where, but for such set off or use, a Group Company would have had a liability to make a payment of Tax for which the Buyer would have been able to make a claim against the Sellers under Part 3, in which case the amount of the Liability for Taxation shall be the amount of the Tax for which the Sellers would have been liable but for such set off or utilisation;

“Loss” means the absence, failure to obtain, withdrawal, non-existence, non-availability, reduction, modification, loss (other than by use or set off), counteraction, nullification, disallowance or clawback for whatever reason and whether in whole or in part and “Lost” shall be construed accordingly;

“Overprovision” means the amount by which any provision for Tax (other than a provision for deferred Tax) in the Accounts is overstated applying the accounting policies, principles and practices adopted in relation to the preparation of the Accounts, except where and to the extent that such overstatement arises as a result of:

(a) a change in law;

(b) a change in the accounting bases on which a Group Company values its assets; or

(c) a transaction or act of the Buyer’s Tax Group, including the use of a Buyer’s Relief,

which, in each case, occurs after Completion; or

(d) the gross receipts, income or profits received, earned or accrued by, or gains arising to, a Group Company on or before the Accounts Date being less than those taken into account in the Accounts;

“Pre–Completion Accounting Periods” means all accounting periods of each Group Company ending on or before Completion;

“Relief” means any loss, relief, allowance, credit, exemption, set-off, right to repayment or other relief of a similar nature granted by or available in relation to Tax or any deduction in computing income, profits or gains for the purposes of Tax, and any reference to a “right to repayment of Tax” includes any right to repayment supplement or interest or other similar payment in respect of Tax (and any reference to the amount of a repayment of Tax shall be construed accordingly);

“Saving” means the reduction in an actual liability to Tax of a Group Company or any other member of the Buyer’s Tax Group which is attributable solely to a Relief (other than a Buyer’s Relief) which arises as a result of (and which would not have otherwise arisen but for) a liability for which the Sellers have made a payment under Part 3 and to the extent such Relief has not otherwise been taken into account in calculating the amount for which the Sellers are liable under Part 3;

“Sellers’ Tax Group” means:

(a) each Seller;

(b) any company or person (other than each Group Company) which is treated as a member of the same group as or otherwise connected or associated with a Seller for any Tax purpose; and

(c) any company or person (other than each Group Company) which was treated as a member of the same group as or otherwise connected or associated with a Group Company at any time prior to Completion for any Tax purpose;

“Straddle Period” means the accounting period of each Group Company for Tax purposes in which Completion takes place;

“Tax” and “Taxation” means:

(a) all forms of taxation, levy, duty, charge, contribution, employer or employee’s social security contributions, VAT, withholding or impost in the nature of taxation taxation (excluding business rates, council tax and water rates) in each case imposed, collected or assessed by, or payable to a Tax Authority; and

(b) any interest, penalty, fine, surcharge or other measure of a similar nature relating to (a) above or in relation to any incorrect or late filing of, or failure to file, any return, assessment or other document by a Group Company to a Tax Authority;

“Tax Assessment” means a claim, assessment, notice, demand or other document issued or action taken by or on behalf of a Tax Authority or any other circumstance from which it appears a Group Company is liable or may be sought to be made liable to make a payment to a Tax Authority or to another person (whether or not the payment is primarily payable by a Group Company and whether or not a Group Company has or may have a right of reimbursement against another person) or is denied or sought to be denied a Relief; and

“Tax Authority” means any government, state or municipality or any local, state, federal, or other authority, body or official anywhere in the world exercising a fiscal, revenue, customs or excise function (including HMRC).

1.2 Any reference to:

1.2.1 gross receipts, income or profits received, earned or accrued or gains arising (whether on or before a particular date or otherwise) shall include any gross receipts, income or profits deemed to be received, earned or accrued and any gains deemed to have arisen (whether on or before a particular date or otherwise) for any Tax purpose;

1.2.2 an Event occurring (whether on or before a particular date or otherwise) shall include an Event that, for any Tax purpose, is deemed to have, or is treated or regarded as having, occurred (whether on or before a particular date or otherwise); and

1.2.3 “receipts, income or profits” and “gains” shall include any other standard or measure by reference to which Tax is determined, chargeable or assessed for any Tax purpose (and references to “received, earned or accrued” and “arising” shall accordingly include any relevant equivalent concept).

1.3 References to statutory provisions are as defined in section 1312 CTA 2009 and section 1174 CTA 2010. References to a statutory provision include references to the statutory provision as modified, re-enacted or re-written from time to time before Completion and any subordinate legislation made under such statutory provision (including as so modified, re-enacted or re-written) before Completion.

1.4 References to any Tax, Relief, legislation, law, legal concept or legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, organisation, body, official, state of affairs, in each case which is particular to any jurisdiction, shall in respect of any other jurisdiction be deemed to include that which most nearly approximates in that other jurisdiction to the relevant Tax, Relief, legislation, law, legal concept or legal term.

1.5 The words “to the extent that” shall mean “if and to the extent that” and not just “if”, and similar expressions shall be construed in the same way.

1.6 Any stamp duty that is payable in respect of any document, or in the case of a document that is outside the United Kingdom, any stamp duty which would be payable in respect of such document if it were brought into the United Kingdom, which is necessary to establish the title of a Group Company to any asset or to enable a Group Company or any other member of the Buyer’s Tax Group to produce the relevant document in evidence in any civil proceedings or to use the document for any other official purpose, and any interest, fine or penalty relating to such stamp duty, shall be deemed to be a liability of such Group Company to make an actual payment of Taxation, and the execution of the document (or, in the case of a bearer instrument, the issue of the instrument or the first transfer in the United Kingdom of the property constituted by it (as applicable)) shall be deemed to be the Event which gave rise to such liability.

1.7 Any repayment which a Group Company is required to make to a Tax Authority of or in respect of a payment of a payable tax credit (including, for the avoidance of doubt, any payment of R&D expenditure credit (as defined for the purposes of chapter 6A, Part 3 CTA 2009) or R&D tax credit (as defined for the purposes of Part 13 CTA 2009)) which has been made to a Group Company on or before the Accounts Date shall be deemed to be Tax in respect of which such Group Company is liable to make an actual payment, and the receipt by such Group Company of such payment previously made to it shall be deemed to be the Event which gave rise to such liability.

1.8 For the avoidance of doubt, any reference to an Event occurring in the ordinary course of a Group Company’s business does not include any failure of such Group Company to pay, collect or account for Tax or any failure of such Group Company to make a deduction or withholding for or on account of Tax.

1.9 For the purposes of determining whether a Liability for Taxation or a Relief relates to a pre- or post-Completion period, an accounting period of each Group Company shall be deemed to have ended on Completion.

1.10 In this Schedule 6, the words “other”, “including”, “includes”, “include”, “in particular” and any similar words shall not limit the general effect of words that precede or follow them and the ejusdem generis rule shall not apply.

1.11 Unless the context otherwise requires, any reference in this Schedule 6 to a “part” is to the relevant part of this Schedule 6 and any reference to a “paragraph” is to a paragraph of the relevant part of this Schedule 6 in which it appears.

1.12 In the event of any conflict between any provision of this schedule 6 and any other provision this Agreement, this Schedule 6 shall prevail.

Part 2
Tax Warranties

1. Provision for Tax

Full provision or reserve (as appropriate) has been made in the Accounts in accordance with UK GAAP for all Taxation liable to be assessed on each Group Company or for which each Group Company is accountable (whether primarily or otherwise) as at the Accounts Date. Provision has been made in the Accounts for deferred Taxation in accordance with UK GAAP.

2. Payment of Tax

2.1 Each Group Company has duly and punctually paid all Taxation which it has become liable to pay and no Group Company has paid or become liable to pay, nor so far as the Warrantors are aware are there any circumstances which may cause a Group Company to become liable to pay, any penalty, fine, surcharge or interest in connection with Taxation.

2.2 Each Group Company has duly and punctually complied with any legal obligations to deduct or withhold amounts of or on account of Taxation from any payments made or deemed to have been made by it, and such Taxation has been properly and punctually reported and accounted to the relevant Tax Authority.

2.3 No Group Company has entered into any arrangement with respect to the payment of corporation tax pursuant to sections 59F to 59(H) TMA 1970 or any arrangement for the deferred payment of any liability to Taxation.

3. Compliance

3.1 Each Group Company has made all returns, claims for relief, applications, notifications, computations, reports, accounts, statements, registrations, forms and assessments (whether physically in existence or electronically stored) (“Returns”) it is required by law to make. All Returns have been submitted by each Group Company within any relevant time limits and the Returns were when submitted and remain complete, correct and accurate in all respects. No Returns are, nor so far as the Warrantors are aware are likely to be, the subject of any question or dispute with any Tax Authority.

3.2 Each Group Company has prepared and retained such records and documentation as are required by law to be prepared and retained for Taxation purposes as well as such records and documentation as are necessary to enable each Group Company to prepare correct and complete returns for Taxation purposes and calculate the liability to Taxation or the amount of a Relief arising on the disposal of any asset owned at the Accounts Date or acquired since the Accounts Date but before Completion.

3.3 No Group Company has entered into any arrangements with any Tax Authority that are not based on a strict application of the law relating to Taxation (other than published extra-statutory concessions, statements of practice and statements of a similar nature).

3.4 No Group Company is nor has been in dispute with any Tax Authority and so far as the Warrantors are aware there are no circumstances that exist which are likely to give rise to any such dispute. No Group Company has been subject to, nor so far as Warrantors are aware, is likely to be subject to, any non-routine visit, audit, investigation, enquiry, discovery or access order by any Tax Authority.

3.5 No transaction, scheme or arrangement has been entered into or undertaken by a Group Company in respect of which any consent or clearance was obtained or required from any Tax Authority.

4. Tax Avoidance

4.1 No Group Company has been party to any arrangements, transaction or series of transactions:

4.1.1 containing steps or stages having no commercial purpose and/or designed wholly or mainly for the purposes of avoiding, deferring or reducing a liability to Taxation; or

4.1.2 the main benefit or purpose or one of the main benefits or purposes of which was the avoidance or reduction of Taxation or creating or increasing any Relief or the obtaining of a tax advantage.

4.2 No Group Company has been party to any arrangements, transaction or series of transactions, which it has or may become liable to notify to any Tax Authority under any legislation requiring the disclosure of tax avoidance schemes.

5. Secondary Liabilities

No Group Company is liable nor may become liable to pay, or make reimbursement to any person, or has entered into any indemnity, guarantee or covenant, in respect of any Taxation (or amounts corresponding to any Taxation) that is primarily payable by or chargeable on or attributable to any person other than a Group Company, whether in consequence of the failure by that person to discharge that Taxation within any specified period or otherwise, where such Taxation relates to profits, income, gains or a transaction, event, omission or circumstance arising, occurring or deemed to arise or occur on or prior to Completion.

5.1 Where any person has acquired shares or securities or interest in shares or securities relating to a Group Company and the right or opportunity to acquire the same is or was available by reason of an employment of that or any other person for the purposes of Part 7 of ITEPA 2003:

5.1.1 a valid election under section 431 ITEPA 2003 has been made; or

5.1.2 the person has given consideration at the time of the acquisition in an amount no less than the unrestricted market value of such shares or securities for the purposes of Part 7 ITEPA 2003.

5.2 No relevant steps (within the meaning of Part 7A of ITEPA 2003) have been taken by an employee benefit trust or another third party for the benefit of any employee or former employee of a Group Company (or any person linked with such employee or former employee) to which an income tax charge has applied or may apply pursuant to the provisions of Part 7A of ITEPA 2003.

6. International

6.1 Each Group Company is and has always been resident solely in the jurisdiction of its incorporation for Taxation purposes and for the purposes of any double taxation agreement.

7. Non-Arm’s Length Transactions

No Group Company has entered into any transaction or arrangement other than on arm’s length terms. Each Group Company has the required records and information to enable it to comply with any applicable transfer pricing legislation.

8. Groups of Companies

8.1 No Group Company has ever been a member of a group of companies for any Tax purpose other than a group comprising solely of the Group.

8.2 So far as the Warrantors are aware, no charge to Taxation will arise on a Group Company and no Relief previously claimed by a Group Company will be clawed back or cease to be available as a result of entry into this Agreement or Completion.

8.3 No Group Company is liable to make nor is it party to any contractual arrangements in respect of which it may, so far as the Warrantors are aware, become liable to make (i) any payment in respect of surrenders of any Group Relief made to a Group Company or (ii) any refund (in whole or in part) of a payment received by a Group Company in respect of surrenders of Group Relief made by a Group Company, in each case, otherwise than to or from another Group Company.

9. Value Added Tax

9.1 Each Group Company has, throughout the whole of the period beginning three years before the Accounts Date and ending on the date hereof, been registered and been eligible to be registered and is a taxable person for the purposes of the VATA 1994 and such registration is not subject to any conditions imposed by or agreed with HMRC.

9.2 Each Group Company has complied with the terms of all statutory provisions, regulations, directions, conditions, notices and agreements with HMRC relating to VAT. No Group Company has been required by HMRC to give security.

9.3 All supplies of goods and services made by each Group Company are taxable supplies for VAT purposes.

10. Stamp Duties

10.1 There is no instrument to which a Group Company is a party and which is necessary to establish a Group Company’s rights or title to any asset, which is liable to stamp duty and which has not been duly stamped, or which would attract stamp duty, interest or penalties if brought into the United Kingdom.

10.2 Within the three years ending on the date of this Agreement, no Group Company has made any claim for relief, exemption or deferral of stamp duty, stamp duty reserve tax or stamp duty land tax.

10.3 No Group Company is liable nor, so far as the Warrantors are aware, may become liable to pay stamp duty land tax after Completion by reference to any land transaction, as defined in section 43 of the Finance Act 2003, to which it has been a party prior to Completion.

Part 3
Tax Covenant

1. Covenant

1.1 Subject to clause 11 and paragraph 1 of Part 4, the Warrantors severally covenant to pay to the Buyer on or before the Due Date an amount equal to any:

1.1.1 Liability for Taxation of any Group Company resulting from or by reference to:

(a) any Event occurring on or before Completion; or

(b) gross receipts, income or profits received, earned or accrued or gains arising on or before Completion;

1.1.2 liability for Taxation of any Group Company resulting from or by reference to limb (c) of the definition of Liability for Taxation;

1.1.3 Liability for Taxation that arises at any time (including any related liability arising pursuant to or in relation to section 222 ITEPA 2003 and regulation 22(4) Social Security (Contributions) Regulations 2001) to a Group Company in respect of the grant, exercise, surrender, exchange or other disposal of an option or other right to acquire securities or in respect of any acquisition, holding or disposal of employment-related securities (as defined for the purposes of Part 7 ITEPA 2003), where the option or other right to acquire the security was granted on or before Completion or where the employment-related securities were acquired on or before Completion or after Completion pursuant to an option or right granted on or before Completion;

1.1.4 Liability for Taxation of any Group Company that arises at any time under Part 7A ITEPA 2003 (including any related liability arising pursuant to or in relation to section 222 ITEPA 2003 and regulation 22(4) Social Security (Contributions) Regulations 2001) where the arrangement giving rise to the charge was entered into at a time when the third party was acting on the instructions of, or for the benefit of, any member of the Sellers’ Tax Group or (prior to Completion) a Group Company;

1.1.5 IHT Liability of any Group Company;

1.1.6 amount which a Group Company is liable to pay pursuant to an indemnity, guarantee or covenant entered into before Completion under which such Group Company has agreed to meet or pay a sum equivalent to or by reference to another person’s liability to Taxation;

1.1.7 Liability for Taxation of any Group Company arising as a result of the payment of the Purchase Price, the reallocation of all or part of the Consideration between the Sellers or any payment by a Seller to an employee or officer of a Group Company or to another Seller; and

1.1.8 reasonable costs and expenses properly incurred by a Group Company or any other member of the Buyer’s Tax Group in connection with any Tax Assessment or liability in respect of which the Warrantors are liable under this Part 3 or successfully taking or defending any action under this Part 3.

Part 4
Exclusions and other provisions

1. Exclusions

1.1 Subject to the remaining provisions of this paragraph 1, the Warrantors shall not be liable under Part 3 or the Tax Warranties to the extent that:

1.1.1 provision or reserve (other than a provision for deferred Tax) in respect of such liability is made in the Accounts;

1.1.2 such liability was discharged on or before Completion and the discharge was reflected in the Accounts;

1.1.3 such liability arises in consequence of an Event which has occurred since the Accounts Date or by reference to gross receipts, income or profits received, earned or accrued or gains arising since the Accounts Date, in each case, in the ordinary course of business of the relevant Group Company;

1.1.4 such liability arises or is increased as a result of any change in the law of Tax (other than a change targeted specifically at countering tax avoidance) whether relating to rates of Tax or otherwise (but not to an increase in the rate of any interest, penalty, fine, surcharge or other measure of a similar nature relating to Tax) or any change in or withdrawal of any extra-statutory concession previously made by a Tax Authority (whether or not the change purports to be effective retrospectively in whole or part), in each case, first announced and coming into force after Completion;

1.1.5 such liability arises solely as a result of a change after Completion in the:

(a) date to which a Group Company makes up its accounts; or

(b) bases upon which the accounts of a Group Company are prepared,

except where such change is made and is necessary in order to comply with generally accepted accounting principles as at Completion;

1.1.6 such liability would not have arisen but for a transaction or act carried out by the Buyer or (after Completion) a Group Company which the Buyer knew or ought reasonably to have known would give rise to such liability, other than a transaction or act which:

(a) was required by law or was necessary for avoiding or mitigating a penalty imposable by any legislation or relates to the submission of any return, self-assessment or document of a similar nature by a Group Company to a Tax Authority;

(b) includes bringing a document, that is outside the United Kingdom, into the United Kingdom which is necessary to establish the title of a Group Company to any asset in court proceedings or otherwise;

(c) was effected under a legally binding obligation of a Group Company entered into or created on or before Completion;

(d) occurred at a Warrantors’ written request; or

(e) was in the ordinary course of business of the relevant Group Company as at Completion;

1.1.7 such liability has been recovered by the Buyer under another provision of this Agreement; or

1.1.8 such liability arises, whether before, on or after Completion directly or indirectly as a result of, in consequence of or in connection with the sale of the Loan Notes pursuant to this Agreement for less than the pre-acquisition carrying value (as defined in section 361(5) Corporation Tax Act 2009) or any release (actual or deemed) of any amount in respect of the Loan Notes;

1.1.9 any Relief other than a Buyer’s Relief or a Relief taken into account in the Accounts, is available to relieve or to mitigate such liability, provided that this paragraph 1.1.8 shall not apply to any Relief to the extent that such Relief has already been taken into account in calculating an amount payable by or to the Warrantors under this Schedule 6 or another provision of this Agreement.

1.2 Schedule 8 to this Agreement shall operate to limit the Warrantors’ liability in respect of a claim under this Schedule 6 to the extent specifically stated therein.

1.3 The exclusions in this paragraph 1 shall not apply in relation to any claim under this Schedule 6 which is the consequence of fraud or fraudulent misrepresentation by a Warrantor or (before Completion) a Group Company.

2. Due Date for Payment and Interest

2.1 The Warrantors Due Date for any amount for which the Warrantors are liable under Part 3 which shall be on or before the fifth Business Day after the date of the written demand for such amount or, if later:

2.1.1 in any case falling within limb (a) of the definition of Liability for Taxation, five Business Days before the last date on which the Tax is payable without any interest or penalties being incurred;

2.1.2 in any case falling within limb (b) of the definition of Liability for Taxation, other than a Loss of a right to repayment of Tax or payment of a payable tax credit, where the Accounts Relief is Lost as a result of an Event occurring after Completion, the date on which the Loss of Relief occurs (and so, for the avoidance of doubt, where the Accounts Relief was Lost on or before Completion the Due Date shall be on or before the fifth Business Day after the date of the written demand for the amount);

2.1.3 in any case falling within limb (b) of the definition of Liability for Taxation which relates to the Loss of a right to repayment of Tax or payment of a payable tax credit, the date on which the repayment or payment (as the case may be) was due from the relevant Tax Authority;

2.1.4 in any case falling within limb (c) of the definition of Liability for Taxation, the date on which the Tax saved by the relevant Group Company would have been payable to the Tax Authority; or

2.1.5 in any other case, five Business Days before the date on which the relevant payment or repayment is due and payable.

3. Recovery from Third Parties

3.1 In the event that the Warrantors satisfy a liability under Part 3, paragraph 5.1 or the Tax Warranties and the Buyer or a Group Company becomes entitled to recover from another person (not being a member of the Buyer’s Tax Group (or an employee or officer thereof)) any amount in respect of such liability, the Buyer shall or shall procure that the relevant Group Company shall:

3.1.1 notify the Warrantors of the entitlement as soon as reasonably practicable; and

3.1.2 if so requested by the Warrantors, and subject to the relevant Group Company and each other member of the Buyer’s Tax Group being indemnified to the Buyer’s reasonable satisfaction by the Warrantors against all reasonable losses (including additional Taxation), damages, costs and expenses which may be properly and reasonably incurred, take or procure that the relevant Group Company takes reasonable steps to enforce that recovery against the person in question (keeping the Warrantors informed of the progress of any material action taken), provided that neither the relevant Group Company nor any other member of the Buyer’s Tax Group shall be obliged to take any action which the Buyer reasonably considers may be prejudicial to the commercial interests of the relevant Group Company or any other member of the Buyer’s Tax Group.

3.2 If the Buyer or the relevant Group Company recovers an amount referred to in paragraph 3.1, the Buyer shall account to the Warrantors within 10 Business Days of recovering any such amount for the lesser of:

3.2.1 any amount recovered (including any related interest or repayment supplement) less any Tax suffered in respect of that amount and any reasonable costs and expenses of recovery (save to the extent already recovered by the Buyer under the indemnity provided for in paragraph 3.1.2); and

3.2.2 the amount satisfied by the Warrantors under Part 3, paragraph 5.1 or the Tax Warranties in respect of the liability in question.

3.3 Notwithstanding the above, no amount shall be dealt with in accordance with the other provisions of this paragraph 3 to the extent that the amount has already been taken into account in calculating an amount paid or payable by or to the Warrantors under this Schedule 6 or another provision of this Agreement.

4. Overprovisions and Savings

4.1 If, on or before the seventh anniversary of Completion, the auditors for the time being of a Group Company determine (at the written request of the Warrantors and sole cost and expense of the Warrantors) that there has been an Overprovision or a Saving then the amount of any Overprovision or Saving shall:

4.1.1 first be set off against any payments then due from the Warrantors under Part 3;

4.1.2 if there is an excess, a payment shall be made to the Warrantors equal to an amount of any previous liability settled by the Warrantors (or by Piper on their behalf) under Part 3 (and not previously refunded under this Schedule 6) up to the amount of such excess; and

4.1.3 if such excess as referred to in paragraph 4.1.2 is not exhausted, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Warrantors under Part 3.

4.2 After the relevant Group Company’s auditors have made a determination under this paragraph 4, the Warrantors or the Buyer, may, at any time before the seventh anniversary of Completion, request the auditors for the time being of the relevant Group Company to review and if necessary and as appropriate amend the original determination (at the expense of the party making the aforementioned request) and an adjusting payment equal to the amount of any disparity between the original and revised determinations shall be made by the Warrantors or the Buyer (as appropriate) as soon as reasonably practicable.

4.3 A Saving shall only be dealt with in accordance with paragraphs 4.1.1 to 4.1.3 once such Relief has reduced a liability of the relevant Group Company to make an actual payment of Tax.

4.4 The Buyer shall not be obliged to use or to procure the use of a Relief giving rise to a Saving in priority to any other Relief.

4.5 Notwithstanding the above, no amount shall be dealt with in accordance with the other provisions of this paragraph 4 to the extent that the amount (or the Relief to which the amount relates) has already been taken into account in calculating an amount paid or payable by or to the Warrantors under this Schedule 6 or another provision of this Agreement.

5. Secondary Liabilities

5.1 Subject to paragraph 5.2, the Warrantors severally covenant to pay to the Buyer on the Due Date an amount equal to any:

5.1.1 Tax (whether arising before, on or after Completion) for which a Group Company or any other member of the Buyer’s Tax Group (or, in each case, any director or former director thereof) is or becomes liable (or would have become liable but for the set off or use of a Buyer’s Relief) as a result of any member of the Sellers’ Tax Group failing to discharge such Tax properly assessed upon it; and

5.1.2 reasonable costs and expenses properly incurred by the relevant Group Company or any other member of the Buyer’s Tax Group (in each case, or such any director or former director thereof) in connection with any Tax Assessment or liability in respect of which the Warrantors are liable under this paragraph 5.1 or successfully taking or defending any action under this paragraph 5.1.

5.2 The Warrantors shall not be liable under paragraph 5.1 to the extent that such Tax has been recovered by the relevant Group Company or any other member of the Buyer’s Tax Group (in each case, or any director or former director thereof) under any relevant statutory provision and the Buyer shall procure that no such recovery is sought to the extent that payment has been made under paragraph 5.1.

5.3 Subject to paragraph 5.4, the Buyer covenants to pay to the Warrantors on the Due Date an amount equal to any:

5.3.1 Tax (whether arising before, on or after Completion) for which any member of the Sellers’ Tax Group (or any director or former director thereof, other than a person who was a director of a Group Company after Completion) is or becomes liable (or would have become liable but for the set off or use of a Relief) as a result of any member of the Buyer’s Tax Group failing to discharge such Tax properly assessed upon it; and

5.3.2 reasonable costs and expenses properly incurred by any member of the Sellers’ Tax Group (or any such director or former director thereof) in connection with any liability in respect of which the Buyer is liable under this paragraph 5.3 or successfully taking or defending any action under this paragraph 5.3.

5.4 The Buyer shall not be liable under paragraph 5.3 to the extent that such Tax:

5.4.1 is either subject to a valid claim under this Schedule 6 by the Buyer which has not been satisfied or could be subject to any such valid claim; or

5.4.2 has been recovered by any member of the Sellers’ Tax Group (or any director or former director thereof) under any relevant statutory provision and the Warrantors shall procure that no such recovery is sought to the extent that payment has been made under paragraph 5.3.

5.5 The provisions of paragraphs 2 (Due Date for Payment and Interest), 3 (Recovery from Third Parties) and 7 (Conduct of Claims) shall apply to paragraph 5.3 as if references to the “Warrantors” were to the “Buyer” (and vice versa).

6. Tax Computations

Pre–Completion Accounting Periods

6.1 Subject to and in accordance with the provisions of this paragraph 6, the Warrantors shall (at the cost and expense of the Company):

6.1.1 prepare and deal with (or procure the preparation and dealing with) all computations and returns of each Group Company relating to corporation tax; and

6.1.2 prepare and deal with all other matters which relate to the computations and returns detailed in paragraph 6.1.1, including correspondence,

in respect of the Pre–Completion Accounting Periods (the “Pre–Completion Tax Documents”).

6.2 The Buyer shall procure that each Group Company shall make such claims, surrenders, disclaimers and elections or give such notice or consent or do such other thing as were taken into account in computing a provision for Tax in the Accounts and reasonably requested in writing by the Warrantors in relation to the Pre–Completion Tax Documents.

6.3 The Warrantors or their duly authorised agents shall deliver all Pre–Completion Tax Documents to the Buyer for authorising and signing prior to submission. If a time limit applies in relation to the submission of any Pre–Completion Tax Document, the Warrantors shall ensure that the Buyer receives the relevant Pre–Completion Tax Document no later than 20 Business Days before the expiry of the relevant time limit.

6.4 The Buyer shall:

6.4.1 subject to paragraph 6.4.2, procure that each Group Company shall cause any Pre–Completion Tax Documents delivered to it under paragraph 6.3 to be authorised and signed as soon as reasonably practicable, without amendment or with such amendments as the Buyer considers reasonably necessary, by and on behalf of the relevant Group

Company, and submitted to the appropriate Tax Authority as soon as reasonably practicable; and

6.4.2 be under no obligation to procure the authorisation, signing or submission to a Tax Authority of any Pre–Completion Tax Document delivered to it under paragraph 6.3 which it considers in its reasonable opinion not to be full, true and accurate in all respects or to be false or misleading in any respect.

6.5 The Warrantors shall procure that:

6.5.1 the Buyer is kept reasonably informed of the progress of all material matters relating to the Tax affairs of each Group Company in relation to Pre–Completion Accounting Periods;

6.5.2 the Buyer receives copies of all written correspondence to, or from, any Tax Authority insofar as it is relevant to the matters referred to in paragraph 6.5.1;

6.5.3 no Pre–Completion Tax Documents are submitted without the authorisation of the Buyer in accordance with paragraph 6.4; and

6.5.4 the Buyer is consulted in relation to the matters referred to in paragraph 6.5.1 and that any reasonable comments of the Buyer are taken into account and incorporated in relation to such matters.

6.6 The Warrantors will use all reasonable endeavours to agree the Pre–Completion Tax Documents as soon as reasonably practicable.

Straddle Period

6.7 Subject to paragraph 6.8, the Buyer or its duly authorised agents shall:

6.7.1 prepare, submit and deal with (or procure the preparation and submission of and dealing with) all computations and returns of each Group Company relating to corporation tax; and

6.7.2 prepare and deal with all other matters which relate to the computations and returns detailed in paragraph 6.7.1, including correspondence,

in respect of the Straddle Period (“Straddle Period Tax Documents”); and

6.7.3 deal with all other matters which relate to the Tax affairs of each Group Company in respect of the Straddle Period.

6.8 Insofar as they relate to the part of the Straddle Period falling prior to Completion, the Buyer shall procure that:

6.8.1 Warrantors are kept informed of the progress of all material matters relating to the Tax affairs of each Group Company;

6.8.2 the Warrantors receive copies of, or extracts from, all material written correspondence to, or from, any Tax Authority;

6.8.3 the Warrantors receive drafts of any of the Straddle Period Tax Documents which are to be submitted. If there is a time limit in relation to the submission of any of the Straddle Period Tax Documents, the Buyer shall ensure that the Warrantors receive the relevant Straddle Period Tax Documents no later than 20 Business Days before the expiry of the time limit; and

6.8.4 any reasonable written comments of the Warrantors are taken into account and incorporated in relation to such matters provided that the Warrantors’ comments are received no later than 10 Business Days after the draft Straddle Period Tax Documents have been received by the Warrantors pursuant to paragraph 6.8.3.

6.9 The Warrantors shall give the Buyer (and its duly authorised agents) such information and assistance as the Buyer (and its duly authorised agents) reasonably request in connection with the Tax affairs of each Group Company, including (without limitation) providing access to personnel, providing all relevant books, accounts, documentation and records (which are not in the possession of the relevant Group Company at Completion) and providing copies of any correspondence received from a Tax Authority.

6.10 Notwithstanding any other provision of this paragraph 6, the Warrantors shall not amend or withdraw (unless otherwise required by law):

6.10.1 any Tax return of a Group Company which was validly submitted on or before Completion; or

6.10.2 any correspondence, election, claim, surrender, disclaimer, notice, consent or other thing in respect of a Group Company’s Tax affairs or which relates to such a Tax return mentioned in paragraph 6.10.1 above, in each case, which was validly submitted on or before Completion.

6.11 The Warrantors’ rights under this paragraph 6 shall cease if the Warrantors fail to comply with any of its obligations under this paragraph 6 or an Insolvency Event has occurred in relation to a Warrantor.

6.12 For the avoidance of doubt:

6.12.1 where any matter relating to Tax gives rise or may give rise to a Tax Assessment, the provisions of paragraph 7 shall take precedence over the provisions of this paragraph 6; and

6.12.2 the provisions of this paragraph 6 shall not prejudice the rights of the Buyer to make a claim under this Schedule 6 in respect of a Liability for Taxation or other liability.

7. Conduct of Claims

7.1 If a Group Company or the Buyer receives or becomes aware of a Tax Assessment which it reasonably considers may result in the Warrantors becoming liable to make a payment under Part 3, paragraph 5.1 or the Tax Warranties:

7.1.1 the Buyer shall as soon as reasonably practicable give notice of the Tax Assessment to the Warrantors, but the giving of such notice shall not be a condition precedent to the Warrantors’ liability under Part 3, paragraph 5.1 or the Tax Warranties; and

7.1.2 subject to paragraph 7.3, the Buyer shall, and shall procure that the relevant Group Company will, take any action that the Warrantors may reasonably request in writing to avoid, dispute, resist or compromise the Tax Assessment provided that the Warrantors have first provided an indemnity (to the Buyer’s reasonable satisfaction) to the relevant Group Company and each other member of the Buyer’s Tax Group against the Tax (including where a payment of Tax is required in advance of appealing a Tax Assessment), and any additional Tax and reasonable costs and expenses which the relevant Group Company or any other member of the Buyer’s Tax Group may incur in connection with the taking of action pursuant to this paragraph 7.1.2 (such a Tax Assessment where action is so requested being hereinafter referred to as a “Dispute”).

7.2 In relation to a Dispute, the Buyer shall:

7.2.1 keep the Warrantors informed of all material matters relating to the Dispute and provide the Warrantors with copies of all material correspondence received from a Tax Authority in relation to the Dispute;

7.2.2 obtain the prior written consent of the Warrantors (such consent not to be unreasonably withheld or delayed) to the settlement or compromise of the Dispute; and

7.2.3 provide the Warrantors or their agents such assistance as may reasonably be required in relation to the Dispute, including providing access to the personnel, books, accounts and records of the relevant Group Company and providing copies of relevant documentation.

7.3 The Buyer shall not be obliged to take or procure the taking of any action under paragraph 7.1.2, the Warrantors’ rights under this paragraph 7 shall cease and the Buyer shall be free to settle, compromise or deal with any Tax Assessment and/or Dispute as it sees fit:

7.3.1 where the Buyer has reasonable grounds to believe that a Seller or (prior to Completion) a Group Company has committed an act or is responsible for an omission which constitutes fraud or fraudulent misrepresentation in relation to the subject matter of the Tax Assessment and/or Dispute;

7.3.2 if the Warrantors fails to request that the Buyer or the relevant Group Company take any action under paragraph 7.1.2 (or if the Warrantors fail to indemnify the relevant Group Company and each other member of the Buyer’s Tax Group to the Buyer’s reasonable satisfaction) within a period of time that is reasonable having regard to the nature of the Tax Assessment and the existence of any time limit in relation to avoiding, disputing, defending, resisting, appealing or compromising such Tax Assessment and which period shall not in any event:

(a) exceed a period of 20 Business Days commencing with the date of the notice given pursuant to paragraph 7.1.1; or

(b) end later than five Business Days prior to the last date on which an appeal may be made in relation to the Tax Assessment in question provided that the Warrantors has had five Business Days’ notice of the Tax Assessment in question;

7.3.3 to the extent that it would involve the relevant Group Company contesting the Dispute beyond the Tax Authority which has made the Tax Assessment unless the Warrantors provides the relevant Group Company with the written opinion of Tax counsel of at least ten years’ call (such Tax counsel having been chosen by the Buyer from a list of at least three appropriate Tax counsel provided by the Warrantors as soon as reasonably practicable) to the effect that such course of action is reasonable taking into account the nature and quantum of the Tax Assessment and/or Dispute. Such Tax counsel shall be instructed by the Warrantors and at the Warrantors’ expense but the Warrantors shall provide the Buyer with a copy of such instructions as soon as reasonably practicable and take account of the Buyer’s reasonable comments thereon and give the Buyer or its representative a reasonable opportunity to attend any conference or consultation with such counsel;

7.3.4 if the Warrantors have notified the Buyer or the relevant Group Company to the effect it no longer wishes to pursue the Dispute;

7.3.5 if the Warrantors fail to comply with its obligations under this paragraph 7;

7.3.6 if, in the Buyer’s reasonable opinion, the action requested by the Warrantors is likely to be materially prejudicial to the Tax affairs or future liability to Tax of relevant Group Company or any other member of the Buyer’s Tax Group;

7.3.7 if the relevant Group Company is requested by the Warrantors to appeal against a Tax Assessment where it is a requirement for any such appeal that the Tax in dispute be paid on account, unless payment has previously been made (before any applicable deadline for appeal) by the Warrantors to the Buyer of an amount equal to such Tax; or

7.3.8 if an Insolvency Event has occurred in relation to a Warrantor.

7.4 If a Warrantor receives or becomes aware of any Tax Assessment (other than as a result of being notified pursuant to paragraph 7.1.1), the Warrantors shall be deemed to have been given notice of the Tax Assessment for the purposes of paragraph 7.1.1 and shall, as soon as reasonably practicable, give the Buyer notice of the Tax Assessment.

Schedule 7
Properties

Schedule 8
Limitations on Sellers’ Liability

1. FINANCIAL LIMITS

1.1 Subject to paragraph 1.2, the aggregate liability of each Shareholder in respect of all Key Warranty Claims (including interest, costs, fines, penalties and surcharges) shall not exceed £1.00.

1.2 Subject to clause 10, the aggregate liability of the Warrantors in respect of all Claims (excluding Key Warranty Claims) (including interest, costs, fines, penalties and surcharges) shall not exceed USD$1,300,000 (but, for the avoidance of doubt, any such liability shall only be capable of recovery by the Buyer by way of a set-off against the Preferred Stock and/or Common Stock in accordance with clause 10).

1.3 The Warrantors shall not be liable in respect of any Warranty Claim or Tax Claim unless their aggregate liability in respect of that Warranty Claim or Tax Claim would exceed USD$13,000. For the purposes of this paragraph, Warranty Claims or Tax Claims arising from the same events or causes shall be regarded as a single Warranty Claim or Tax Claim.

1.4 The Warrantors shall not be liable in respect of any Warranty Claim or Tax Claim unless their aggregate liability in respect of all Warranty Claims or Tax Claims would exceed USD$65,000, in which circumstances the Warrantors shall be liable for the entire amount and not just the excess over USD$65,000.

1.5 Following the Conversion Date, the Warrantors shall only be liable for USD$0.65 of each USD$1.30 of any Tax Claim.

1.6 For the avoidance of doubt, in assessing the amount of any damages in connection with a Claim (excluding a Key Warranty Claim), there shall be taken into account the Purchase Price paid for the Loan Notes pursuant to clause 5.2, in addition to the Purchase Price paid for the Shares pursuant to clause 5.1.

1.7 Any Claim which has been made against a Seller or the Warrantors (and which has not been previously satisfied, settled or withdrawn) shall be deemed to have been withdrawn and shall become fully barred and unenforceable on the expiry of the period of six months commencing on the date on which notice of the Claim was given to the Seller or the Warrantors (as applicable) (or, in the case of a claim based on a contingent liability, on the expiry of the period of six months commencing on the date on which that contingent liability has become an actual liability) unless legal proceedings in respect of the Claim shall have been properly issued and validly served on the Seller or the Warrantors (as applicable). For the avoidance of doubt "served" in this paragraph 1.6 means the date when actual and not deemed service takes place, in accordance with and on the date of executing the "step required" for the chosen "method of service" as set out in Civil Procedure Rule 7.5

2. TIME LIMITS

2.1 The Warrantors shall not be liable in respect of:

2.1.1 any Warranty Claim or Tax Warranty Claim unless notice of the Warranty Claim or Tax Warranty Claim (as applicable) is given on or before the Conversion Date; and

2.1.2 any Tax Claim (other than a Tax Warranty Claim) unless notice of that Claim is given on or before the FY27 Additional Consideration Payment Date.

3. Mitigation

Nothing in this Agreement shall affect the position at common law in respect of mitigation .

4. GENERAL EXCLUSIONS ON LIABILITY

4.1 The Warrantors shall have no liability whatsoever in respect of a Claim (or such liability will be reduced) if and to the extent that:-

4.2 the Claim arises or is increased as a result of, or is otherwise attributable to, the passing or coming into force of, or any change in, after the date of this Agreement, any law, rule, regulation, directive, interpretation of the law or any administrative practice of any government, governmental department, agency or regulatory body, in any such case not actually or prospectively in force at the date of this Agreement;

4.3 the Claim arises or is increased as a result of, or is otherwise attributable to, any changes made after the date of this Agreement in the accounting policies or accounting or commercial practices of the Buyer or any member of the Group save for any changes required to comply with accounting practices;

4.4 the matter giving rise to the Claim was specifically provided for in the Accounts or Management Accounts to the extent such provision has not been released or utilised;

4.5 the loss or damage giving rise to the Claim has already been recovered by any member of the Group or any member of the Buyer's Group from any third party; and

4.6 (without prejudice to the Buyer's ability to give notice of a Claim within the time period set out in paragraph 2 above) the Claim is based upon a liability which is contingent only unless and until such contingent becomes an actual liability and is due and payable.

5. NO LIABILITY IF LOSS IS OTHERWISE COMPENSATED

5.1 Neither the Buyer nor any member of the Group shall be entitled to recover more than once in respect of the same circumstances giving rise to a Warranty Claim or a Tax Claim.

5.2 If any member of the Buyer's Group becomes aware of any claim against it which is likely to give rise to a Warranty Claim or a Tax Claim the following provisions shall apply:-

5.2.1 the Buyer shall give written notice to the Warrantors and Piper upon it becoming aware of any such claim;

5.2.2 subject to the receipt of a confidentiality undertaking reasonably acceptable to the Buyer, the Buyer shall provide, and shall procure that each member of the Buyer's Group will provide, to the Warrantors and Piper access on reasonable notice to premises, personnel and to all relevant assets, documents, records and information within the power, possession or control of the Buyer's Group for the purpose of investigating the matter; and

5.2.3 the Buyer shall where legally permissible and reasonably practicable do so first consult (in good faith) with the Warrantors and Piper in respect of any settlement or admission of liability of any Claim (providing that nothing in this paragraph shall require the Buyer to follow any directions of the Warrantors and/or Piper),

6. RECOVERY FROM THIRD PARTIES

6.1 Where the Buyer (or any other member of the Buyer's Group) either recovers or becomes aware that they are entitled to recover from a third party (excluding any Tax Authority) any sum in relation to any matter giving rise to a Warranty Claim or Tax Claim, the Buyer shall (or, as appropriate, shall procure that the relevant member of the Buyer's Group shall) as soon as reasonably practicable:-

6.1.1 take all reasonable steps to enforce such recovery;

6.1.2 promptly notify the Warrantors and Piper; and

6.1.3 keep the Warrantors and Piper reasonably informed of the progress of any action,

provided that nothing in this paragraph 6 shall require the Buyer or any other member of the Buyer's Group to take or refrain from taking any action which when acting reasonably and in good faith it properly considers would adversely affect the goodwill or bona fide commercial interests of the Buyer's Group.

6.2 If any member of the Buyer's Group receives or obtains such a payment, as is mentioned in paragraph 6.1 and an amount of Liability has already been set off against the Preferred Stock or Common Stock to be issued to Piper in respect thereof then the Buyer shall pay to Piper an amount equal to the amount that relevant member of the Buyer's Group has obtained or received from such third party (less any reasonable costs incurred in recovering or obtaining such payment, and any Tax actually suffered thereon) (the "Benefit") to the extent that the amount of the Benefit does not exceed the aggregate amount of the Liability set-off against the Preferred Stock or Common Stock to be issued to Piper in respect of the relevant Claim(s).

Schedule 9
Additional Consideration

1. Additional Consideration

1.1 In relation to the FY26 Additional Consideration, if:

1.1.1 the FY26 Revenues exceed £17,500,000, the FY26 Additional Consideration shall, subject to a cap of £1,500,000, be an amount equal to 50% of the amount by which the FY26 Revenues exceed £17,500,000; and

1.1.2 the FY26 Revenues do not exceed £17,500,000, the FY26 Additional Consideration shall be nil.

1.2 In relation to the FY27 Additional Consideration, if:

1.2.1 the FY27 Revenues exceed £20,00,000, the FY27 Additional Consideration shall, subject to a cap of £1,500,000, be an amount equal to 50% of the amount by which the FY27 Revenues exceed £20,000,000; and

1.2.2 the FY27 Revenues do not exceed £20,000,000, the FY27 Additional Consideration shall be nil.

1.3 All amounts payable to the Loan Note Holders in accordance with this Schedule 9 shall be converted into a USD$ amount from the GBP£ specified in paragraph 1.2 above at a conversion rate of USD$1.27 per GBP£1.00.

1.4 The Additional Consideration arrangements are an important consideration for the parties in deciding to proceed with the sale and purchase of the Shares and Loan Notes and the parties intend to act in good faith as regards the operation of the Group and the revenue targets connected to the payment of the Additional Consideration and the calculation of the same for the purposes of the revenue targets set out in this Schedule 9.

1.5 The Buyer shall deliver to Piper and the Minority Sellers’ Representative each of the FY26 Statements and FY27 Statements within 10 Business Days of the end of each financial quarter and shall provide Piper and/or the Minority Sellers’ Representative with such supporting information in respect of such FY26 and FY27 Statements as they may each reasonable request to enable them to determine whether the FY26 Statements and FY27 Statements have been accurately produced and reflect the Wattbike Revenue for the quarterly period in question.

2. obligations of the Loan Note Holders

2.1 During FY26 and FY27, each of the Loan Note Holders agrees that, to the extent and for so long as they are employed or engaged by the Group as an employee, consultant or director, they shall not take any action, or allow anything to be done which that Loan Note Holders is reasonably able to prevent, which in either case is effected with the intention of increasing artificially the Additional Consideration.

3. obligations of the Buyer.

3.1 The Buyer shall not and shall procure that no member of the Buyer’s Group, during FY26 and FY27, take any action or inaction, or cause or allow anything to be done with the intention of avoiding, reducing or frustrating the Additional Consideration.

3.2 The Buyer undertakes (on behalf of itself and each member of the Buyer’s Group) that it shall use reasonable endeavours to procure that (save with the prior written consent of Piper) for FY26 and FY27:

3.2.1 the business of the Group shall continue in the ordinary and normal course as a going concern;

3.2.2 all intra-group transactions between the Group and the Buyer’s Group that can effect the FY26 Revenue and/or the FY27 Revenue will be undertaken on an arm’s length basis and upon reasonable commercial terms;

3.3 Nothing in paragraphs 3.1 or 3.2 shall require the Buyer to take any action, or refrain from taking any action, where to do so would result, or be likely to result, in:

3.3.1 any director of any member of the Buyer’s Group (including each Group Company) being in breach of any statutory or fiduciary duty;

3.3.2 a breach of any applicable law or regulation in any relevant jurisdiction; or

3.3.3 a breach of any obligation under any relevant banking facilities by a member of the Buyer’s Group.

3.4 The parties agree that, if any member of the Buyer’s Group enters into an agreement regarding:

3.4.1 the sale of the shares in the Company or any subsidiary of the Company; or

3.4.2 the sale or transfer of all or any part of the Group’s business, assets. Undertakings or employees, which is/are required for the continued operations of the Group’s business, or any other agreements with equivalent effect, where the proceeds of such a sale are in excess of USD$6,410,000 in aggregate then all revenue targets hereunder shall be deemed to be fully satisfied, and the full amount of the Additional Consideration shall be payable to the Loan Note Holders.

3.5 The Buyer shall be obliged to provide Piper with all documents and information reasonably requested by Piper to enable Piper to assess the impact of any of the events listed in this paragraph 3.

BUYER

EXECUTED and delivered as a deed (but not delivered until the date of this Deed) by INTERACTIVE STRENGTH INC. acting by an authorised signatoryTrent Ward who is authorised to execute for and on behalf of INTERACTIVE STRENGTH INC. under the laws of Nevada, USA in the presence of:

) ) ) )	/s/ Trent Ward ……………………………………… Authorised Signatory

(Other signature pages intentionally omitted.)